SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                               SCHEDULE 13D
                Under the Securities Exchange Act of 1934

                            (Amendment No. 29)

                    AMPAL - AMERICAN ISRAEL CORPORATION
        ____________________________________________________________
                             (Name of Issuer)

                               Class A Stock
        ____________________________________________________________
                      (Title of Class and Securities)

                                032015 10 9
        ____________________________________________________________
                  (CUSIP Number of Class of Securities)

                        Yoram Weissbrem, Secretary
                            BANK HAPOALIM B.M.
                          50 Rothschild Boulevard
                          Tel Aviv 61000, Israel
                               972-3-5673333
        _____________________________________________________________
         (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                Copy to:

                              David Fox, Esq.
                   Skadden, Arps, Slate, Meagher & Flom
                             919 Third Avenue
                        New York, New York  10022
                              (212) 735-3000

                             January 14, 1996
        ____________________________________________________________
                      (Date of Event which Requires
                        Filing of this Statement)

         If the filing person has previously filed a statement on
         Schedule 13G to report the acquisition which is the
         subject of this Statement because of Rule 13d-1(b)(3) or
         (4), check the following:               ( )

        Check the following box if a fee is being paid with this
        Statement:                               ( )



                               SCHEDULE 13D

   CUSIP No. 032015 10 9
   _________________________________________________________________
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        BANK HAPOALIM B.M.
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*

   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
        ISRAEL
  _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      10,500,991
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY                       0
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        10,500,991
           WITH                  ___________________________________
                                  (10)  SHARED DISPOSITIVE POWER
                                        0
   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        10,500,991
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        50.4%
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON*
        BK
   _________________________________________________________________


        This statement constitutes Amendment No. 29 to the Statement on
   Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission by Bank Hapoalim B.M. in connection with its beneficial ownership of shares of Class A Stock ("Class A Stock") of Ampal-American Israel Corporation, a New York corporation ("Ampal").

        Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Schedule 13D. Pursuant to Rule 13d-2(c) promulgated under the Securities Exchange Act of 1934 and
   Item 101(a)(2)(ii) of Regulation S-T, the text of the Schedule 13D and Amendments Nos. 1-28 thereto has been restated in its entirety and attached hereto as Annex A.

   [Item 5.  Interest in Securities of Issuer

        Item 5 is hereby amended and supplemented by adding the following:

        The Bank currently owns 10,116,633 shares of Class A Stock of
   Ampal. The Bank also owns (a) 122,536 shares of 6 1/2% Cumulative Convertible Preferred Stock of Ampal ("6 1/2% Preferred"), and (b) 3,350 shares of Ampal's 4% Cumulative Convertible Participating Preferred Stock ("4% Preferred").

        The 6 1/2% Preferred is convertible into Class A Stock of Ampal on the basis of 3 shares of Class A Stock for each share of 6 1/2% Preferred and the 4% Preferred is convertible on the basis of 5 shares of Class A for each share of 4% Preferred. Under the beneficial ownership rules of the Securities and Exchange Commission, the Bank is deemed to be the beneficial owner of the aggregate of 10,500,991 shares of Class A Stock of Ampal into which the 4% Preferred and the 6 1/2% Preferred owned by the Bank are convertible. Such shares presently owned by the Bank would constitute 50.4% of the Class A Stock then outstanding, after giving effect to such conversion.]

                               SIGNATURE

        After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                       BANK HAPOALIM B.M.

                       By:    /s/ Yacov Elinav
                            Name:     Yacov Elinav
                            Title:    Senior Deputy Managing Director

                       By:    /s/ Nurit Raviv
                            Name:     Nurit Raviv
                            Title:    Advocate

   Dated: January 31, 1996


   ANNEX A

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                             SCHEDULE 13D

               Under the Securities Exchange Act of 1934

                   AMPAL-AMERICAN ISRAEL CORPORATION
     ____________________________________________________________
                           (Name of Issuer)

                           CLASS "A" STOCK
     ____________________________________________________________
                    (Title of Class and Securities)

                          CUSIP 032015 10 9
     ____________________________________________________________
                 (CUSIP Number of Class of Securities)

                        Mr. G. Eilat, Secretary
                          Bank Hapoalim B.M.
                        50 Rothschild Boulevard
                           Tel Aviv, Israel
                        Telephone No.:  623211
     _____________________________________________________________
       (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                               Copy to:

                            Rita E. Hauser
                            Attorney at Law
                       Stroock & Stroock & Lavan
                              61 Broadway
                       New York, New York  10006
                            (212) 425-5294

                           November 27, 1978
     ____________________________________________________________
                     (Date of Event which Requires
                       Filing of this Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Statement because of
   Rule 13d-1(b)(3) or (4), check the following:      ( )

   Check the following box if a fee is being paid with this Statement:   ( )

   ITEM 1.   Security and Issuer.

        This statement relates to the Class "A" Stock (the "Stock"), par value $1 per share, of Ampal-American Israel Corporation ("Ampal"), a New York corporation whose business address is 10 Rockefeller Plaza, New York, New York 10020.

   ITEM 2.   Identity and Background.

        This statement is filed by Bank Hapoalim B.M. (the "Bank"), a commercial bank organized under the laws of Israel. The Bank's principal office is located at 50 Rothschild Boulevard, Tel Aviv, Israel.

        During the last five years the Bank has not been convicted in a criminal proceeding, nor has the Bank been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the Bank was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

   ITEM 3.   Source and Amount of Funds or Other Consideration.

        The funds used by the Bank to purchase the 80,800 shares of the Stock on November 27, 1978 (pursuant to the transaction described in Item
   5) were derived from the Bank's general funds.

   ITEM 4.   Purpose of Transaction.

        As more fully described in Item 5, the Bank on November 27, 1978 purchased 80,800 shares of the Stock. From October 1973 until April 1, 1977 the Bank owned 100% of the outstanding shares of the Stock. On and after April 1, 1977 Ampal offered shares of the Stock to the public. In order to assure that the Bank could include Ampal's consolidated statements in its consolidated statements, the Bank determined to acquire such 80,800 shares. As set forth in Item 6, the Bank had voting control of Ampal both prior and subsequent to its acquisition of such 80,800 shares.

   ITEM 5.   Interest in Securities of the Issuer.

        The Bank owns beneficially and of record 180,800 shares of the Stock, representing 5.9% of the issued and outstanding shares of Stock as at November 30, 1978.

        Included in such 180,800 shares are 80,800 shares purchased by the Bank on November 27, 1978 at the purchase price of $1.00 per share. Such 80,800 shares were purchased directly from Ampal pursuant to an offering of such securities registered by Ampal with the Securities and Exchange Commission.

        In addition to its ownership of 180,800 shares of the Stock, the Bank is also the beneficial and of record owner of 39,247 shares of Common Stock of Ampal (the "Common Stock") which represents 90.0% of the issued and outstanding shares of the Common Stock as at November 30, 1978.

   ITEM 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer

        Pursuant to the terms of Ampal's Certificate of Incorporation, the holders of the Common Stock, voting as a class, are entitled to cast the same aggregate number of votes as holders of the Stock. By virtue of its control of the Common Stock (of which, as noted in Item 5, the Bank owns 90.0%) and its ownership of at least one share of the Stock, the Bank has voting control of Ampal. The purchase of 80,800 shares of the Stock described in Item 5 did not affect such voting control.

   ITEM 7.   Material to be Filed as Exhibits.

        None.

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   Dated:  December   , 1978, as of December 7, 1978

   Signature:  BANK HAPOALIM B.M.

   By: /s/ Jacob Levinson                       By:   /s/ Amnon Barnoy
      Jacob Levinson, Chairman                      Amnon Barnoy,
   Name and Title:  of the Board of Directors       Manager

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                               SCHEDULE 13D

                Under the Securities Exchange Act of 1934

                           (Amendment No. 1)

                   AMPAL-AMERICAN ISRAEL CORPORATION
        ____________________________________________________________
                             (Name of Issuer)

                            CLASS "A" STOCK
        ____________________________________________________________
                      (Title of Class and Securities)

                             032015 10 9
        ____________________________________________________________
                  (CUSIP Number of Class of Securities)

                        Mr. G. Eilat, Secretary
                          Bank Hapoalim B.M.
                        50 Rothschild Boulevard
                           Tel Aviv, Israel
                        Telephone No.:  623211
        _____________________________________________________________
         (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                Copy to:

                            Rita E. Hauser
                            Attorney at Law
                       Stroock & Stroock & Lavan
                              61 Broadway
                       New York, New York  10006
                    Telephone No.:  (212) 424-5200

        ____________________________________________________________
                      (Date of Event which Requires
                        Filing of this Statement)

         If the filing person has previously filed a statement on
         Schedule 13G to report the acquisition which is the
         subject of this Statement because of Rule 13d-1(b)(3) or
         (4), check the following:               ( )

        Check the following box if a fee is being paid with this
        Statement:                               ( )

                               SCHEDULE 13D

   CUSIP No. 032015 10 9
   _________________________________________________________________
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   BANK HAPOALIM B.M.  Tax I.D. #13-2775750
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                     (a)  ( )
                                                     (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS
         WC
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                 (  )

   _________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
        Israel
   _________________________________________________________________
                               (7)    SOLE VOTING POWER
         NUMBER OF                    895,046 (See Item 5)
          SHARES               ______________________________
       BENEFICIALLY            (8)  SHARED VOTING POWER
         OWNED BY
           EACH                ______________________________
         REPORTING             (9)  SOLE DISPOSITIVE POWER
          PERSON
           WITH                ______________________________
                               (10)  SHARED DISPOSITIVE POWER
   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 694,196 shares
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                            (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        22%
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON
         BK
   _________________________________________________________________



        This amends and corrects, in certain minor respects, a Schedule 13D dated December 13, 1978 with respect to the Class A Stock of Ampal-American Israel Corporation ("Ampal").

   Item 3.   Source and Amount of Funds or
             Other Consideration

        The funds used by Bank Hapoalim B.M. (the "Bank") to purchase the 226,950 shares of 6 1/2% Cumulative Convertible Stock of Ampal and to be used for purchase of Class A Stock of Ampal, as described in Item 5 below, have been and will be derived from the Bank's general funds.

   Item 4.   Purpose of Transaction

        In order to continue assurance that the Bank may include consolidated financial statements of Ampal in the Bank's consolidated financial statements, the Bank acquired 226,950 shares of Ampal's 6 1/2% Cumulative Convertible Preferred Stock (6 1/2% Preferred) and has determined to initiate a program of purchasing Class A Stock of Ampal, as described further in Item 5 below.

        Except as set forth in Item 5 below, the Bank has no plans or proposals which relate to or would result in any of the transactions listed in items (a) through (j) of Item 4 of Schedule 13D.

   Item 5.   Interest in Securities of the Issuer

        The Bank presently owns beneficially 180,000* shares of Class A
   Stock of Ampal, constituting 5.7% of the outstanding amount of that class. It also owns 235,972 shares of the 6 1/2% Cumulative Convertible Preferred Stock of Ampal ("6 1/2% Preferred") and 1,426 shares of Ampal's 4% Cumulative Convertible Participating Preferred Stock ("4% Preferred").

        The 6 1/2% Preferred is convertible into Class A Stock of Ampal on the basis of 3 shares of Class A Stock for each share of 6 1/2% Preferred and the 4% Preferred is convertible into Class A Stock on the basis of 5 shares of Class A Stock for each share of 4% Preferred. Under the beneficial ownership rules of Securities and Exchange Commission, the Bank is deemed to be the beneficial owner of the aggregate of 715,046 shares of Class A Stock of Ampal into which the 4% Preferred and 6 1/2% Preferred owned by the Bank are convertible. Such shares, together with the 180,000 shares presently owned by the Bank would constitute 22% of the Class A Stock then outstanding, after giving effect to such conversion. The Bank intends to convert the 6 1/2% Preferred into Class A Stock.

        On December 19, 1980, 226,950 shares of 6 1/2% Preferred were purchased by the Bank in privately negotiated transactions with 5 sellers, at a price of $2.00 per share. The remaining 9,022 shares of 6 1/2% Preferred were purchased by the Bank on October 6, 1980 in a privately negotiated transaction with one seller, for a price of $3.175 per share. The 1,426 shares of 4% Preferred were purchased more than ten years ago by a subsidiary of the Bank and were inadvertently not included in the
   Schedule 13D dated December 13, 1978.

        The Bank has determined to initiate a program of purchasing Class
   A Stock of Ampal from time to time on the over the counter market and/or in privately negotiated transactions, subject to applicable laws and

          _________________
          * The previously reported number of shares, 180,800, was incorrect.


   regulations with respect to volume, price and other limitations. No determination has been made regarding the amount of Class A Stock to be purchased or the duration of the program.

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   Dated:  December 29, 1980

   BANK HAPOALIM B.M.

   By:  Gideon Eilat /s/ Gideon Eilat
   Name/Title Secretary of the Bank

   By:  Shimon Parva /s/ Shimon Parva
   Name/Title   Manager, Subsidiary Companies Department

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                               SCHEDULE 13D

                Under the Securities Exchange Act of 1934

                             (Amendment No. 2)

                     AMPAL-AMERICAN ISRAEL CORPORATION
        ____________________________________________________________
                             (Name of Issuer)

                              CLASS "A" STOCK
        ____________________________________________________________
                      (Title of Class and Securities)

                               032015 10 9
        ____________________________________________________________
                  (CUSIP Number of Class of Securities)

                       H. Krupsky, Acting Secretary
                            Bank Hapoalim B.M.
                          50 Rothschild Boulevard
                             Tel Aviv, Israel
                          Telephone No.:  623211
        _____________________________________________________________
         (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                Copy to:

                              Rita E. Hauser
                              Attorney at Law
                         Stroock & Stroock & Lavan
                                61 Broadway
                         New York, New York  10006
                      Telephone No.:  (212) 424-5200

        ____________________________________________________________
                      (Date of Event which Requires
                        Filing of this Statement)

         If the filing person has previously filed a statement on
         Schedule 13G to report the acquisition which is the
         subject of this Statement because of Rule 13d-1(b)(3) or
         (4), check the following:               ( )

        Check the following box if a fee is being paid with this
        Statement:                               ( )

                               SCHEDULE 13D

   CUSIP No. 032015 10 9
   _________________________________________________________________
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         BANK HAPOALIM B.M. Tax I.D. #13-2775750
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS
         WC
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
   _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      1,045,456 (See Item 5)
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON
           WITH                  ___________________________________
                                  (10)  SHARED DISPOSITIVE POWER

   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,045,456 shares
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        23%

   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON
        BK
   _________________________________________________________________

        This amends a Schedule 13D dated December 13, 1978 with respect to the Class A Stock of Ampal-American Israel Corporation ("Ampal"), previously amended by Amendment No. 1 dated December 29, 1980.

   Item 3.   Source and Amount of Funds or Other Consideration

        The funds used by Bank Hapoalim B.M. (the "Bank") to purchase the 49,170 shares of 6 1/2% Cumulative Convertible Stock of Ampal and 2,900 shares of Class A Stock of Ampal, as described in Item 5 below, have been derived from the Bank's general funds.

   Item 4.   Purpose of Transaction

        In order to continue assurance that the Bank may include consolidated financial statements of Ampal in the Bank's consolidated financial statements, the Bank acquired 49,170 shares of Ampal's 6 1/2% Cumulative Convertible Preferred Stock (6 1/2% Preferred). The Bank also purchased 2,900 shares of Class A Stock of Ampal, as described further in
   Item 5 below.

        The Bank has no plans or proposals which relate to or would result in any of the transactions listed in items (a) through (j) of Item 4 of Schedule 13D. However, the program of purchasing Class A Stock of Ampal from time to time on the over the counter market and/or in privately negotiated transactions described in Amendment No. 1 to the Schedule 13D, which is currently suspended during the pendency of a public offering of Class A Stock by Ampal, may be continued.

   Item 5.   Interest in Securities of the Issuer

        The Bank presently owns beneficially 1,045,456 shares of Class A Stock of Ampal, constituting 23% of the outstanding amount of that class.

        Pursuant to the previously announced market purchase program initiated by the Bank in January, 1981, the Bank purchased an aggregate of 2,900 shares of Class A Stock of Ampal. The purchases were made on February 19, 1981 (400 shares), February 20, 1981 (400 shares) and February 23, 1981 (900 shares) at $1.1875 per share and on March 9, 1981 (1,200 shares) at $1.00 per share, in open market purchases.

        On September 28, 1981, the Bank purchased 49,170 shares of 6 1/2% Cumulative Convertible Preferred Stock of Ampal ("6 1/2% Preferred") in a privately negotiated transaction with a single seller, at a price of $3.00 per share. The 6 1/2% Preferred is convertible into Class A Stock on the basis of 3 shares of Class A Stock for each share of 6 1/2% Preferred. The 49,170 shares of 6 1/2% Preferred were converted into Class A Stock on September 29, 1981.

        The Bank has converted all 6 1/2% Preferred Stock and 4%
   Preferred Stock previously reported as being owned by it into Class A Stock of Ampal, as it stated was its intention.

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   Dated:  October 27, 1981

   BANK HAPOALIM B.M.

   By:  /s/ Dan Yahas
   Name/Title Dan Yahas, Authorized Signatory

                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                              SCHEDULE 13D

               Under the Securities Exchange Act of 1934

                             (Amendment No. 3)

                     AMPAL-AMERICAN ISRAEL CORPORATION
       ____________________________________________________________
                            (Name of Issuer)

                              CLASS "A" STOCK
       ____________________________________________________________
                     (Title of Class and Securities)

                               032015 10 9
       ____________________________________________________________
                 (CUSIP Number of Class of Securities)

                       H. Krupsky, Acting Secretary
                            Bank Hapoalim B.M.
                          50 Rothschild Boulevard
                             Tel Aviv, Israel
                          Telephone No.:  623211
       _____________________________________________________________
        (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                               Copy to:

                              Rita E. Hauser
                              Attorney at Law
                         Stroock & Stroock & Lavan
                                61 Broadway
                         New York, New York  10006
                      Telephone No.:  (212) 424-5200

       ____________________________________________________________
                     (Date of Event which Requires
                       Filing of this Statement)

        If the filing person has previously filed a statement on
        Schedule 13G to report the acquisition which is the
        subject of this Statement because of Rule 13d-1(b)(3) or
        (4), check the following:               ( )

       Check the following box if a fee is being paid with this
       Statement:                               ( )


                              SCHEDULE 13D

  CUSIP No. 032015 10 9
  _________________________________________________________________
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       BANK HAPOALIM B.M. Tax I.D. #13-2775750
  _________________________________________________________________
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                        (a)  ( )
                                                        (b)  ( )
  _________________________________________________________________
  (3)  SEC USE ONLY

  _________________________________________________________________
  (4)  SOURCE OF FUNDS
       WC
  _________________________________________________________________
  (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

  __________________________________________________________________
  (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
       Israel
  _________________________________________________________________
                                  (7)  SOLE VOTING POWER
        NUMBER OF                      1,090,456 (See item 5)
         SHARES                 ___________________________________
      BENEFICIALLY                (8)  SHARED VOTING POWER
        OWNED BY
          EACH                  ___________________________________
        REPORTING                 (9)  SOLE DISPOSITIVE POWER
         PERSON
          WITH                  ___________________________________
                                 (10)  SHARED DISPOSITIVE POWER

  _________________________________________________________________
  (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,090,456 shares
  _________________________________________________________________
  (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
       SHARES                                       (  )

  _________________________________________________________________
  (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
       23%
  _________________________________________________________________
  (14) TYPE OF REPORTING PERSON
       BK
  _________________________________________________________________

       This amends a Schedule 13D dated December 13, 1978 with respect to the Class A Stock of Ampal-American Israel Corporation ("Ampal"), previously amended by Amendment No. 1 dated December 29, 1980 and Amendment No. 2 dated October 27, 1981.

  Item 3.   Source and Amount of Funds or Other Consideration

       The funds used by Bank Hapoalim B.M. (the "Bank") to purchase the 45,000 shares of Class A Stock of Ampal, as described in Item 5 below, have been and will be derived from the Bank's general funds.

  Item 4.   Purpose of Transaction

       In order to continue assurance that the Bank may include consolidated financial statements of Ampal in the Bank's consolidated financial statements, the Bank acquired 45,000 shares of Class A Stock of Ampal, as described further in Item 5 below.

       The Bank has no plans or proposals which relate to or would result in any of the transactions listed in items (a) through (j) of Item 4 of Schedule 13D. However, the program of purchasing Class A Stock of Ampal from time to time on the over the counter market and/or in privately negotiated transactions described in Amendment No. 1 to the Schedule 13D, which is currently suspended during the pendency of a public offering of Class A Stock by Ampal, may be continued.

  Item 5.   Interest in Securities of the Issuer

       The Bank presently owns beneficially 1,090,456 shares of Class A Stock of Ampal, constituting 23% of the outstanding amount of that class.

       On December 29, 1981, the Bank purchased 45,000 shares of Class A Stock of Ampal in a privately negotiated transaction with a single seller, at a price of $1.125 per share.

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

  Dated:  January 12, 1981

  BANK HAPOALIM B.M.

  By:  /s/Dan Yahas
  Name/Title Dan Yahas, Authorized Signatory

                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                              SCHEDULE 13D

               Under the Securities Exchange Act of 1934

                             (Amendment No. 4)

                     AMPAL-AMERICAN ISRAEL CORPORATION
       ____________________________________________________________
                            (Name of Issuer)

                              CLASS "A" STOCK

       ____________________________________________________________
                     (Title of Class and Securities)

                               032015 10 9
       ____________________________________________________________
                 (CUSIP Number of Class of Securities)

                       H. Krupsky, Acting Secretary
                            Bank Hapoalim B.M.
                          50 Rothschild Boulevard
                             Tel Aviv, Israel
                           Telephone No.:  62311
       _____________________________________________________________
        (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                               Copy to:

                              Rita E. Hauser
                              Attorney at Law
                         Stroock & Stroock & Lavan
                                61 Broadway
                         New York, New York  10006
                      Telephone No.:  (212) 424-4200

       ____________________________________________________________
                     (Date of Event which Requires
                       Filing of this Statement)

        If the filing person has previously filed a statement on
        Schedule 13G to report the acquisition which is the
        subject of this Statement because of Rule 13d-1(b)(3) or
        (4), check the following:               ( )

       Check the following box if a fee is being paid with this
       Statement:                               ( )

                              SCHEDULE 13D
  CUSIP No. 032015 10 9
  _________________________________________________________________
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       BANK HAPOALIM B.M. Tax I.D. #13-2775750
  _________________________________________________________________
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
  _________________________________________________________________
  (3)  SEC USE ONLY

  _________________________________________________________________
  (4)  SOURCE OF FUNDS

  _________________________________________________________________
  (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

  __________________________________________________________________

  (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

  _________________________________________________________________
                                  (7)  SOLE VOTING POWER
        NUMBER OF                      1,270,456 (See item 5)
         SHARES                 ___________________________________
      BENEFICIALLY                (8)  SHARED VOTING POWER
        OWNED BY
          EACH                  ___________________________________
        REPORTING                 (9)  SOLE DISPOSITIVE POWER
         PERSON
          WITH                  ___________________________________
                                 (10)  SHARED DISPOSITIVE POWER

  _________________________________________________________________
  (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,270,456 shares
  _________________________________________________________________
  (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
       SHARES                                       (  )

  _________________________________________________________________
  (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
       23%
  _________________________________________________________________
  (14) TYPE OF REPORTING PERSON
       BK
  _________________________________________________________________

       This amends a Schedule 13D dated December 13, 1978 with respect to the Class A Stock of Ampal-American Israel Corporation ("Ampal"), previously amended by Amendment No. 1 dated December 29, 1980, Amendment No. 2 dated October 27, 1981 and Amendment No. 3 dated January 12, 1982.

  Item 3.   Source and Amount of Funds or Other Consideration

       The funds used by Bank Hapoalim B.M. (the "Bank") to purchase the 180,000 shares of Class A Stock of Ampal, as described in Item 5 below, have been derived from the Bank's general funds.

  Item 4.   Purpose of Transaction

       In order to continue assurance that the Bank may include consolidated financial statements of Ampal in the Bank's consolidated financial statements, the Bank acquired 180,000 shares of Class A Stock of Ampal, as described further in Item 5 below.

       The Bank has no plans or proposals which relate to or would result in any of the transactions listed in Items (a) through (j) of Item 4 of Schedule 13D. However, the program of purchasing Class A Stock of Ampal from time to time on the over the counter market and/or in privately negotiated transactions described in Amendment No. 1 to the Schedule 13D, which is currently suspended during the pendency of a public offering of Class A Stock by Ampal, may be continued.

  Item 5.   Interest in Securities of the Issuer

       The Bank presently owns beneficially 1,270,456 shares of Class A Stock of Ampal, constituting 23% of the outstanding amount of that class.

       On June 30, 1982, the Bank purchased 180,000 shares of Class A
  Stock of Ampal in a privately negotiated transaction with a single seller, at a price of $1.125 per share.

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

  Dated:  July 13, 1982

  BANK HAPOALIM B.M.

  By:  /s/ Dan Yahas
  Name/Title Dan Yahas, Authorized Signatory

                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                              SCHEDULE 13D

               Under the Securities Exchange Act of 1934

                             (Amendment No. 5)

                     AMPAL-AMERICAN ISRAEL CORPORATION
       ____________________________________________________________
                            (Name of Issuer)

                              CLASS "A" STOCK
       ____________________________________________________________
                     (Title of Class and Securities)

                               032015 10 9
       ____________________________________________________________
                 (CUSIP Number of Class of Securities)

                       H. Krupsky, Acting Secretary
                            Bank Hapoalim B.M.
                          50 Rothschild Boulevard
                             Tel Aviv, Israel
                           Telephone No.:  62811
       _____________________________________________________________
        (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                               Copy to:

                              Rita E. Hauser
                              Attorney at Law
                         Stroock & Stroock & Lavan
                                61 Broadway
                         New York, New York  10006
                      Telephone No.:  (212) 424-5200


       ____________________________________________________________
                     (Date of Event which Requires
                       Filing of this Statement)

        If the filing person has previously filed a statement on
        Schedule 13G to report the acquisition which is the
        subject of this Statement because of Rule 13d-1(b)(3) or
        (4), check the following:               ( )

       Check the following box if a fee is being paid with this
       Statement:                               ( )

                              SCHEDULE 13D
  CUSIP No. 032015 10 9
  _________________________________________________________________
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       BANK HAPOALIM B.M. Tax I.D. #13-2775750
  _________________________________________________________________
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                        (a)  ( )
                                                        (b)  ( )
  _________________________________________________________________
  (3)  SEC USE ONLY

  _________________________________________________________________
  (4)  SOURCE OF FUNDS

  _________________________________________________________________
  (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

  __________________________________________________________________
  (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

  _________________________________________________________________
                                  (7)  SOLE VOTING POWER
        NUMBER OF                      1,768,976 (See item 5)
         SHARES                 ___________________________________
      BENEFICIALLY                (8)  SHARED VOTING POWER
        OWNED BY
          EACH                  ___________________________________
        REPORTING                 (9)  SOLE DISPOSITIVE POWER
         PERSON
          WITH                  ___________________________________
                                 (10)  SHARED DISPOSITIVE POWER

  _________________________________________________________________
  (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,768,976 shares
  _________________________________________________________________
  (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
       SHARES                                       (  )

  _________________________________________________________________
  (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
       28%
  _________________________________________________________________

  (14) TYPE OF REPORTING PERSON
       BK
  _________________________________________________________________

       This amends a Schedule 13D dated December 13, 1978 with respect to the Class A Stock of Ampal-American Israel Corporation ("Ampal"), previously amended by Amendment No. 1 dated December 29, 1980, Amendment No. 2 dated October 27, 1981, Amendment No. 3 dated January 12, 1982 and Amendment No. 4 dated July 13, 1982.

  Item 3.   Source and Amount of Funds or
            Other Consideration

       The funds used by Bank Hapoalim B.M. (the "Bank") to purchase the 498,520 shares of Class A Stock of Ampal, as described in Item 5 below, have been derived from the Bank's general funds.

  Item 4.   Purpose of Transaction

       In order to continue assurance that the Bank may include consolidated financial statements of Ampal in the Bank's consolidated financial statements, the Bank acquired 498,520 shares of Class A Stock of Ampal, as described further in Item 5 below.

       The Bank has no plans or proposals which relate to or would result in any of the transactions listed in Items (a) through (j) of Item 4 of Schedule 13D, except that the Bank is considering exchanging all shares of Common Stock of Ampal owned by the Bank for Class A Stock, on the basis of fifty shares of Class A Stock for one share of Common Stock.
  Information regarding that transaction and a related proposed recapitalization of Ampal is set forth in a Form 8-K Current Report filed with the Commission by Ampal on November 8, 1982. The Bank intends to acquire additional shares of Class A Stock of Ampal so that it will own sufficient shares to include consolidated financial statements of Ampal in the Bank's consolidated financial statements. Such acquisitions are expected to be made in privately negotiated purchases from a limited number of sellers. The program of purchasing Class A Stock of Ampal from time to time on the over the counter market and/or in privately negotiated transactions described in Amendment No. 1 to the Schedule 13D, may be continued.

  Item 5.   Interest in Securities of the Issuer

       The Bank presently owns beneficially 1,768,976 shares of Class A Stock of Ampal, constituting 28% of the outstanding amount of that class.

       On October 26, 1982, the Bank purchased 210,000 shares of Class A Stock of Ampal in privately negotiated transactions with two sellers, at a price of $1.50 per share. On November 3, 1982 the Bank acquired 288,520 of such shares in a privately negotiated transaction with one seller, also at $1.50 per share.

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

  Dated:  November 16, 1982

  BANK HAPOALIM B.M.

  By:  /s/ Lawrence Lefkowitz
  Lawrence Lefkowitz
  Authorized Signatory

                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                              SCHEDULE 13D

               Under the Securities Exchange Act of 1934

                          (Amendment No. 6)

                  AMPAL-AMERICAN ISRAEL CORPORATION
       ____________________________________________________________
                            (Name of Issuer)

                           CLASS "A" STOCK
       ____________________________________________________________
                     (Title of Class and Securities)

                             032015 10 9
       ____________________________________________________________
                 (CUSIP Number of Class of Securities)

                        H. Krupsky, Secretary
                          Bank Hapoalim B.M.
                         50 Rothschild Blvd.
                           Tel Aviv, Israel
                             Tele: 62811
         _____________________________________________________________
        (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                               Copy to:

                          Rita Hauser, Esq.
                          Attorney-at-Law
                       Stroock & Stroock & Lavan
                          7 Hanover Square
                        New York, N.Y.  10004
                         Tel: (212) 425-5200

       ____________________________________________________________
                     (Date of Event which Requires
                       Filing of this Statement)

        If the filing person has previously filed a statement on
        Schedule 13G to report the acquisition which is the
        subject of this Statement because of Rule 13d-1(b)(3) or
        (4), check the following:               ( )

       Check the following box if a fee is being paid with this
       Statement:                               ( )

                              SCHEDULE 13D

  CUSIP No. 032015 10 9

  _________________________________________________________________
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       BANK HAPOALIM B.M.  TAX I.D. #13-2775750
  _________________________________________________________________
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                        (a)  ( )
                                                        (b)  ( )
  _________________________________________________________________
  (3)  SEC USE ONLY

  _________________________________________________________________
  (4)  SOURCE OF FUNDS*

       1,988,976 (See Item 5)
  _________________________________________________________________
  (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

  __________________________________________________________________
  (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

  _________________________________________________________________
                                  (7)  SOLE VOTING POWER
        NUMBER OF
         SHARES                 ___________________________________
      BENEFICIALLY                (8)  SHARED VOTING POWER
        OWNED BY
          EACH                  ___________________________________
        REPORTING                 (9)  SOLE DISPOSITIVE POWER
         PERSON
          WITH                  ___________________________________
                                 (10)  SHARED DISPOSITIVE POWER

  _________________________________________________________________
  (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,988,976 shares
  _________________________________________________________________
  (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
       SHARES*                                      (  )

  _________________________________________________________________
  (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
       24%
  _________________________________________________________________
  (14) TYPE OF REPORTING PERSON*
       BK
  _________________________________________________________________

               This amends a Schedule 13D dated December 13, 1978 with respect to the Class A Stock of Ampal-American Israel Corporation ("Ampal"), previously amended by Amendment No. 1 dated December 29, 1980, Amendment No. 2 dated October 27, 1981, Amendment No. 3 dated January 12, 1982, Amendment No. 4 dated July 13, 1982, and Amendment No. 5 dated November 16, 1982.

     Item 3.   Source and Amount of Funds or Other Consideration.

               The funds used by Bank Hapoalim B.M. (the "Bank") to purchase the 220,000 shares of Class A Stock of Ampal, as described in Item 5 below, have been derived from the Bank's general funds.

     Item 4.   Purpose of Transaction.

               In order to permit the Bank to properly include the consolidated financial statements of Ampal in the Bank's consolidated financial statements under applicable accounting rules in Israel, the Bank acquired 220,000 shares of Class A Stock of Ampal, as described further in Item 5 below.

               The Bank has no plans or proposals which relate to or would result in any of the transactions listed in items (a) through (j) of Item 4 of Schedule 13D, except that the Bank is aware of Ampal's interest in listing its Class A Stock on the American Stock Exchange, of the actions taken by Ampal's Board of Directors on January 12, 1983 and that a favorable preliminary opinion was received from the American Stock Exchange regarding the proposed listing of Ampal's Class A Stock. A copy of a Current Report on form 8-K, filed on January 18, 1983 by Ampal, setting forth the actions taken or proposed to be taken by Ampal's Board or Executive Committee, the action proposed to be considered and acted upon by Ampal's shareholders at a special meeting to be held on March 17, 1983, the contemplated purchase of additional Common Stock of Ampal by the Bank for a consideration other than cash and related matters, is appended to this amendment as an exhibit. The Bank intends to acquire additional Class A Stock and other equity securities of Ampal from time to time so that it will own sufficient shares to include consolidated financial statements of Ampal in the Bank's consolidated financial statements. Such acquisitions are expected to be made in privately negotiated purchases from a limited number of sellers and/or from Ampal. The program of purchasing Class A Stock of Ampal from time to time on the over the counter market and/or in privately negotiated transactions, described in Amendment No. 1 to the Schedule 13D, may be continued.

     Item 5.   Interest in Securities of the Issuer.

               The Bank presently owns beneficially 1,998,976 shares of Class A Stock of Ampal, constituting 24% of the outstanding amount of that class.

               On December 31, 1982, the Bank purchased 220,000 shares of Class A Stock of Ampal in a privately negotiated transaction with one seller, at a price of $4.00 per share.

     Item 7.   Material to be filed as Exhibits

               Current Report on Form 8-K of Ampal-American Israel
     Corporation.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  January 18, 1983

     BANK HAPOALIM B.M.

     By:   /s/ Lawrence Lefkowitz
         Lawrence Lefkowitz
         Authorized Signatory

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                               SCHEDULE 13D

                Under the Securities Exchange Act of 1934

                             (Amendment No. 7)

                     AMPAL-AMERICAN ISRAEL CORPORATION
        ____________________________________________________________
                             (Name of Issuer)

                              CLASS "A" STOCK
        ____________________________________________________________
                      (Title of Class and Securities)

                                032015 10 9
        ____________________________________________________________
                  (CUSIP Number of Class of Securities)

                           H. Krupsky, Secretary
                            Bank Hapoalim B.M.
                            50 Rothschild Blvd.
                             Tel Aviv, Israel
                            Tel: 972-3-628 111

            _____________________________________________________________
         (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                Copy to:

                              Rita E. Hauser
                              Attorney-at-Law
                          Stroock & Stroock & Lavan
                              7 Hanover Square
                            New York, N.Y.  10004
                            Tel: 9212) 806-5400

                                SEE ITEM 5
        ____________________________________________________________
                      (Date of Event which Requires
                        Filing of this Statement)

         If the filing person has previously filed a statement on
         Schedule 13G to report the acquisition which is the
         subject of this Statement because of Rule 13d-1(b)(3) or
         (4), check the following:               ( )

        Check the following box if a fee is being paid with this
        Statement:                               ( )

                               SCHEDULE 13D


   CUSIP No. 032015 10 9
   _________________________________________________________________
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        BANK HAPOALIM B.M.  Tax I.D. #13-2775750
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*

        SEE ITEM 3
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
        Israel
   _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      2,306,835 shares
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        2,306,835 shares
           WITH                  ___________________________________
                                  (10)  SHARED DISPOSITIVE POWER

   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,306,835 shares
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        19%
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON*
        BK
   _________________________________________________________________

               This amends a Schedule 13D dated December 13, 1978 with respect to the Class A Stock of Ampal-American Israel Corporation ("Ampal"), previously amended by Amendment No. 1 dated December 29, 1980, Amendment No. 2 dated October 27, 1981, Amendment No. 3 dated January 12, 1982, Amendment No. 4 dated July 13, 1982, Amendment No. 5 dated November 16, 1982 and Amendment No. 6 dated January 18, 1983.

     Item 3.   Source and Amount of Funds or Other Consideration.

     Item 4.   Purpose of Transaction.

     Item 5.   Interest in Securities of the Issuer.

               Bank Hapoalim B.M. (the "Bank") presently owns beneficially 2,201,685 shares of Class A constituting 18.3% of the outstanding amount of that class. It also owns 35,050 shares of the 6 1/2% Cumulative Convertible Preferred Stocks of Ampal ("6 1/2% Preferred").

               The 6 1/2% Preferred is convertible into Class A Stock of Ampal on the basis of 3 shares of Class A Stock for each share of 6 1/2% Preferred. Under the beneficial ownership rules of the Securities and Exchange Commission, the Bank is deemed to be the beneficial owner of 105,150 shares of Class A Stock of Ampal into which the 6 1/2% Preferred owned by the Bank are convertible. Such shares together with the 2,201,685 shares of Class A Stock presently owned by the Bank would constitute 19.04% of the Class A Stock outstanding as of March 1, 1984, after giving effect to such conversion. The Bank intends to convert the 6 1/2% Preferred into Class A Stock.

               The circumstances of the acquisition through a subsidiary of the 212,709 shares of Class A Stock and 35,050 shares of 6 1/2% Preferred which are reported herein, are the subject of an inquiry currently underway, as are the circumstances of the acquisition of certain other securities of the issuer. Upon the completion of said inquiry, the information called for by Items 3, 4 and 5, to the extent not previously reported, will be provided.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  April 9, 1984

     BANK HAPOALIM B.M.
     By   /s/ Arieh Geva
     Name/Title:  Arieh Geva - Regional Manager, USA

     By  /s/ Arieh Abend
     Name/Title:  Arieh Abend - Deputy Regional Manager, USA

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                               SCHEDULE 13D

                Under the Securities Exchange Act of 1934

                             (Amendment No. 8)

                     AMPAL-AMERICAN ISRAEL CORPORATION
        ____________________________________________________________
                             (Name of Issuer)


                              CLASS "A" STOCK
        ____________________________________________________________
                      (Title of Class and Securities)

                                03215 10 9
        ____________________________________________________________
                  (CUSIP Number of Class of Securities)

                           H. Krupsky, Secretary
                            Bank Hapoalim B.M.
                            50 Rothschild Blvd.
                             Tel Aviv, Israel
                             Tel: 792-3-62811

        _____________________________________________________________
         (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                Copy to:
                          Rosenman Colin Freund
                             Lewis & Cohen
                           575 Madison Avenue
                           New York, NY  10022
                           tel: (212) 940-8800

                               See page 3
        ____________________________________________________________
                      (Date of Event which Requires
                        Filing of this Statement)

         If the filing person has previously filed a statement on
         Schedule 13G to report the acquisition which is the
         subject of this Statement because of Rule 13d-1(b)(3) or
         (4), check the following:               ( )

        Check the following box if a fee is being paid with this
        Statement:                               ( )

                               SCHEDULE 13D

   CUSIP No. 032015 10 9
   _________________________________________________________________
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        BANK HAPOALIM B.M.  Tax I.D.  #13-2775750
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*

        WC
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
   _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      2,306,835
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        2,306,835
           WITH                  ___________________________________
                                  (10)  SHARED DISPOSITIVE POWER

   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,306,835
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        18.9%
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON*
        BK
   _________________________________________________________________

        This amends a Schedule 13D dated December 13, 1978 with respect to the Class A Stock of Ampal-American Israel Corporation ("Ampal"), previously amended by Amendment No. 1 dated December 29, 1980, Amendment No. 2 dated October 27, 1981, Amendment No. 3 dated January 12, 1982, Amendment No. 4 dated July 13, 1982, Amendment No. 5 dated November 16, 1982, Amendment No. 6 dated January 18, 1983 and Amendment No. 7 dated April 9, 1984.

        In Amendment No. 7, Bank Hapoalim B.M. (the "Bank") referred to the pendency of an inquiry to determine the circumstances of the acquisition of certain securities by the Bank and its wholly-owned subsidiary Bank Hapoalim (Switzerland) Ltd. As a result of that inquiry, which was recently completed, the Bank is amending the following items of Amendments Nos. 1, 2 and 7 as set forth below.

        A.   Amendment No. 1, dated December 29, 1980, Item 5.

   The first sentence of the first full paragraph on page 4 is amended as follows:

        "On August 28, 1980, 226,950 shares of 6 1/2% Preferred
        Stock were purchased in a privately negotiated transaction with one seller, at a price of $3 per share."

        B.   Amendment No. 2, dated October 27, 1981, Item 5.

   The first paragraph on page 4 is amended as follows:

        "On June 30, 1980, the Bank purchased 49,170 shares of 6 1/2% Cumulative Convertible Preferred Stock of Ampal ("6 1/2% Preferred") in a privately negotiated transaction with a single seller, at a price of $5.00 per share, of which $1 per share was paid on June 30, 1980 and $4 per share was paid on October 20, 1980. These shares were transferred back to the seller on October 28, 1980 at a price equal to that paid by the Bank.* They were repurchased by the Bank on September 28, 1981, at a price of $3.00 per share. The 6 1/2% Preferred is convertible into Class A Stock on the basis of 3 shares of Class A Stock for each share of 6 1/2% Preferred. The 49,170 shares of 6 1/2% Preferred were converted into Class A Stock on September 29, 1981."

        "* The price at which the shares were transferred back to the seller was the Israeli shekel equivalent of the purchase price."

        C.   Amendment No. 7, dated April 9, 1984, Items 3, 4 and 5.

   These items are supplemented as follows:

        "Item 3.  Source and Amount of Funds and Other
                  Consideration.

        The funds used by Bank Hapoalim (Switzerland) Ltd. (the "Swiss Bank"), a wholly-owned subsidiary of the Bank, to purchase the 212,709 shares of Class A Stock and 35,050 shares of 6 1/2% Preferred, as described below, were derived from the Swiss Bank's general funds.

        "Item 4.  Purpose of Transaction.

        In March 1984, following consultation with counsel which was conducting an inquiry into certain acquisitions of the shares of Ampal, the Bank determined that 212,709 shares of Class A Stock and 35,000 shares of 6 1/2% Preferred, which had been acquired by an entity managed by the Swiss Bank for an unidentified customer in a privately negotiated transaction with a single seller in 1982, and which were still being held by that entity because no instructions concerning their disposition had been received, should be purchased by the Swiss Bank for its own account.

        "Item 5.  Interest in Securities of the Issuer.

        The Bank presently owns beneficially 2,201,685 shares of Class A Stock constituting 18.2% of the outstanding amount of that class. It also owns beneficially 35,050 6 1/2% Preferred shares. Of these, 1,988,976 shares of Class A Stock are owned by the Bank directly. 212,709 shares of Class A Stock and 35,050 6 1/2% are owned by the Bank indirectly through the Swiss Bank.

        The 6 1/2% Preferred is convertible into Class A Stock of Ampal on the basis of 3 shares of Class A Stock for each share of 6 1/2% Preferred. Under the beneficial ownership rules of the Securities and Exchange Commission, the Bank is deemed to be the beneficial owner of 105,150 shares of Class A Stock of Ampal into which the 6 1/2% Preferred owned by the Bank are convertible. Such shares together with the 2,201,685 shares of Class A Stock presently owned beneficially by the Bank would constitute 18.9% of the Class A Stock outstanding as of April 27, 1984, after giving effect to such conversion. The Bank intends to convert the 6 1/2% Preferred into Class A Stock.

        On March 28, 1984, the Swiss Bank purchased 212,709 shares of Class A Stock, at a price of $2.25 per share, and 35,050 shares of 6 1/2% Preferred, at a price of $6.75 per share, from one seller."

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   Dated:    July   , 1984

   BANK HAPOALIM B.M.

   By  /s/ Amnon Carmi
      Amnon Carmi, Acting Secretary

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                               SCHEDULE 13D

                             (Amendment No. 9)

                Under the Securities Exchange Act of 1934

                     AMPAL-AMERICAN ISRAEL CORPORATION
        ____________________________________________________________
                             (Name of Issuer)

                              CLASS "A" STOCK
        ____________________________________________________________
                      (Title of Class and Securities)

                                03215 10 9
        ____________________________________________________________
                  (CUSIP Number of Class of Securities)

                          H. Krupsky, Secretary
                           Bank Hapoalim B.M.
                           50 Rothschild Blvd.
                            Tel-Aviv, Israel
                           Tel:  972-3-62811
            _____________________________________________________________
         (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


        ____________________________________________________________
                      (Date of Event which Requires
                        Filing of this Statement)

         If the filing person has previously filed a statement on
         Schedule 13G to report the acquisition which is the
         subject of this Statement because of Rule 13d-1(b)(3) or
         (4), check the following:               ( )

        Check the following box if a fee is being paid with this
        Statement:                               ( )

                               SCHEDULE 13D

   CUSIP No.
   _________________________________________________________________
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Bank Hapoalim B.M.   Tax I.D. #13-2775750
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*
        WC
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

        _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      2,306,835
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        2,306,835
           WITH                  ___________________________________
                                  (10)  SHARED DISPOSITIVE POWER

   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,306,835
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        17.8
   _________________________________________________________________

   (14) TYPE OF REPORTING PERSON*
        BK
   _________________________________________________________________

   This amends a Schedule 13D, dated December 13, 1978, with respect to the Class A Stock of Ampal-American Israel Corporation ("Ampal") previously amended by Amendment No. 1 dated December 29, 1980, Amendment No. 2 dated October 27, 1981, Amendment No. 3 dated January 12, 1982, Amendment No. 4 dated July 13, 1982, Amendment No. 5 dated November 16, 1982, Amendment No. 6 dated January 18, 1983, Amendment No. 7 dated April 9, 1984 and Amendment No. 8 dated July 18, 1984.

   Item 3.   Source and Amount of Funds
             and Other Consideration

   The funds used by Bank Hapoalim B.M. (the "Bank") to purchase the 212,709 shares of Class A Stock and 35,050 shares of 6 1/2% Cumulative Convertible Preferred Stock ("6 1/2% Preferred"), as described below, were derived from the Bank's general funds.

   Item 4.   Purpose of Transaction

   In order to consolidate in one entity its beneficial holdings of stock in Ampal, the Bank purchased 212,709 shares of Class A Stock and 35,050 shares of 6 1/2% Preferred previously held indirectly through its 99.7% owned subsidiary Bank Hapoalim (Switzerland) Ltd. (the "Swiss Bank").

   Item 5.   Interest in Securities of the Issuer

   The Bank presently owns beneficially 2,201,685 shares of Class A Stock constituting 17.2% of the outstanding amount of that class. It also owns beneficially 35,050 6 1/2% Preferred Shares. The 6 1/2% Preferred is convertible into Class A Stock of Ampal on the basis of 3 shares of Class A Stock for each share of 6 1/2% Preferred. Accordingly, the Bank is deemed to be the beneficial owner of the 105,150 shares of Class A Stock of Ampal into which the 6 1/2% Preferred owned by the Bank are convertible. Such shares, together with the 2,201,685 shares of Class A Stock presently owned beneficially by the Bank, would constitute 17.8% of the Class A stock outstanding as of March 1, 1985, after giving effect to such conversion. The Bank intends to convert the 6 1/2% Preferred into Class A Stock as soon as practicable.

   On April 9, 1985, the Bank purchased from the Swiss Bank 212,709 shares of Class A Stock, at a price of $3.125 per share, and 35,050 shares of 6 1/2% Preferred, at a price of $9.75 per share.

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   Dated:  August 14, 1985
   BANK HAPOALIM B.M.

    /s/ Amnon Carmi

   By:  A. Carmi - Assistant Secretary of the Bank



                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                               SCHEDULE 13D

                Under the Securities Exchange Act of 1934

                            (Amendment No. 10)

                     AMPAL-AMERICAN ISRAEL CORPORATION
        ____________________________________________________________
                             (Name of Issuer)

                              CLASS "A" STOCK
        ____________________________________________________________
                      (Title of Class and Securities)

                                03215 10 9
        ____________________________________________________________
                  (CUSIP Number of Class of Securities)

                          H. Krupsky, Secretary,
                            Bank Hapoalim B.M.
                            50 Rothschild Blvd.
                             Tel-Aviv, Israel
                             Tel:  972-3-62811
            _____________________________________________________________
         (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                             December 17, 1986
        ____________________________________________________________
                      (Date of Event which Requires
                        Filing of this Statement)

         If the filing person has previously filed a statement on
         Schedule 13G to report the acquisition which is the
         subject of this Statement because of Rule 13d-1(b)(3) or
         (4), check the following:               ( )

        Check the following box if a fee is being paid with this
        Statement:                               ( )

                               SCHEDULE 13D

   CUSIP No. 03215 10 9
   _________________________________________________________________
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Bank Hapoalim B.M.   Tax I.D. #13-2775750

   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*
        WC
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
   _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      2,976,235
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        2,976,235
           WITH                  ___________________________________
                                  (10)  SHARED DISPOSITIVE POWER

   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,976,235
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        22.3%
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON*
        BK
   _________________________________________________________________

   This amends a Schedule 13D, dated December 13, 1978, with respect to the Class A Stock ("Class A Stock") of Ampal-American Israel Corporation ("Ampal") previously amended by Amendment No. 1 dated December 29, 1980, Amendment No. 2 dated October 27, 1981, Amendment No. 3 dated January 12, 1982, Amendment No. 4 dated July 13, 1982, Amendment No. 5 dated November 16, 1982, Amendment No. 6 dated January 18, 1983, Amendment No. 7 dated April 9, 1984, Amendment No. 8 dated July 18, 1984 and Amendment No. 9 dated August 14, 1985.

   Item 3.   Source and Amount of Funds
             and Other Consideration

   On December 17, 1986, Bank Hapoalim B.M. (the "Bank") purchased 444,100 shares of Class A Stock from First Investors International Securities Fund, Inc. and 225,300 shares of Class A Stock from First Investors Discovery Fund, Inc. These 669,400 shares of Class A Stock were purchased for an aggregate price of $1,129,612.50, representing a price of $1-11/16 per share. The funds used by the Bank to purchase such 669,400 shares of Class A Stock were derived from the Bank's general funds.

   Item 4.   Purpose of Transaction

   The Bank purchased such 669,400 shares of Class A Stock in order to increase its equity investment in Ampal.

   Item 5.   Interest in Securities of the Issuer

   The Bank presently owns beneficially 2,976,235 shares of Class A Stock constituting 22.3% of the outstanding amount of that class (based on the number of shares of Class A Stock outstanding as of October 31, 1986).

   After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

   Dated:  December 23, 1986

   BANK HAPOALIM B.M.

   By:  /s/ Rony Brison
       Rony Brison, Executive Vice President

   By:  /s/ Eyal Desheh
       Eyal Desheh, Vice President

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                               SCHEDULE 13D

                            (Amendment No. 11)

                Under the Securities Exchange Act of 1934

                     AMPAL-AMERICAN ISRAEL CORPORATION
        ____________________________________________________________
                             (Name of Issuer)

                              CLASS "A" STOCK
        ____________________________________________________________
                      (Title of Class and Securities)

                                032015 10 9
        ____________________________________________________________
                  (CUSIP Number of Class of Securities)

                           H. Krupsky, Secretary
                            Bank Hapoalim B.M.
                            50 Rothschild Blvd.
                             Tel-Aviv, Israel
                            Tel:  972-3-673333

            _____________________________________________________________
         (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                July 10, 1987
   ____________________________________________________________
                      (Date of Event which Requires
                        Filing of this Statement)

         If the filing person has previously filed a statement on
         Schedule 13G to report the acquisition which is the
         subject of this Statement because of Rule 13d-1(b)(3) or
         (4), check the following:               ( )

        Check the following box if a fee is being paid with this
        Statement:                               ( )

                               SCHEDULE 13D

   CUSIP No. 032015 10 9
   _________________________________________________________________
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        BANK HAPOALIM B.M.   Tax I.D. #13-2775750
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*
        WC
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

        ISRAEL
   _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      3,974,685 shares
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        3,974,685 shares
           WITH                  ___________________________________
                                  (10)  SHARED DISPOSITIVE POWER

   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,974,685 shares

   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        29.2%
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON*
        BK
   _________________________________________________________________

   This amends a Schedule 13D, dated December 13, 1978, with respect to the Class A Stock ("Class A Stock") of Ampal-American Israel Corporation ("Ampal") previously amended by Amendment No. 1 dated December 29, 1980, Amendment No. 2 dated October 27, 1981, Amendment No. 3 dated January 12, 1982, Amendment No. 4 dated July 13, 1982, Amendment No. 5 dated November 16, 1982, Amendment No. 6 dated January 18, 1983, Amendment No. 7 dated April 9, 1984, Amendment No. 8 dated July 18, 1984, Amendment No. 9 dated August 14, 1985 and Amendment No. 10 dated December 17, 1986.

   Item 3.   Source and Amount of Funds
             and Other Consideration

   On July 10, 1987, Bank Hapoalim B.M. (the "Bank") purchased 998,450 shares of Class A Stock from Ermonex Ltd. These 998,450 shares of Class A Stock were purchased for an aggregate price of $2,196,590, representing a price of $2.20 per share. In addition to the acquisition of the Class A Stock described herein, on July 14, 1987 the Bank purchased 363,400 shares of Ampal's Common Stock from Ermonex Ltd. at an aggregate purchase price of $799,480, or $2.20 per share. The funds used by the Bank to purchase such 998,450 shares of Class A Stock and the 363,400 shares of Common Stock were derived from the Bank's general funds.

   Item 4.   Purpose of Transaction

   The Bank purchased such 998,450 shares of Class A Stock and 363,450 shares of Common Stock in order to increase its equity investment in Ampal.

   Item 5.   Interest in Securities of the Issuer

   The Bank presently owns beneficially 3,974,685 shares of Class A Stock constituting 29.2% of the outstanding amount of that class and 2,636,600 shares of Common Stock, constituting 87.9% of the outstanding Common Stock (based on the number of shares of Class A Stock and Common Stock outstanding as of June 30, 1987).

   The transactions referred to above were privately negotiated with a single seller.

   After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

   Dated:  July 16, 1987

   BANK HAPOALIM B.M.

   By: /s/ Rony Brison
       Rony Brison, Executive Vice President

   By: /s/ Jacob Elinav
       Jacob Elinav, Executive Vice President

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                               SCHEDULE 13D

                Under the Securities Exchange Act of 1934

                          (Amendment No. 12)

                  AMPAL - AMERICAN ISRAEL CORPORATION
     _____________________________________________________________
                           (Name of Issuer)

                             Class A Stock
     _____________________________________________________________
                      (Title of Class and Securities)

                              032015 10 9
     _____________________________________________________________
                  (CUSIP Number of Class of Securities)

                        Yossef Ribak, Secretary
                          BANK HAPOALIM B.M.
                        50 Rothschild Boulevard
                        Tel Aviv 61000, Israel
                             972-3-673-420
     _____________________________________________________________
       (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                            January 5, 1990
     ____________________________________________________________
                     (Date of Event which Requires
                       Filing of this Statement)

        If the filing person has previously filed a statement on
        Schedule 13G to report the acquisition which is the
        subject of this Statement because of Rule 13d-1(b)(3) or
        (4), check the following:               ( )

        Check the following box if a fee is being paid with this
        Statement:                               ( )


                             SCHEDULE 13D

   CUSIP No. 032015 10 9
   _________________________________________________________________
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        BANK HAPOALIM B.M.
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*
        WC
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

   _________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
        ISRAEL
   _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      3,975,185 shares
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        3,975,185 shares
           WITH                  ___________________________________
                                  (10)  SHARED DISPOSITIVE POWER

   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,975,185 shares
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        27.7
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON*
        BK
   _________________________________________________________________

        This Amendment No. 12 to the Schedule 13D, which was originally filed with the Securities and Exchange Commission on December 7, 1978 as thereafter amended by amendments numbers 1 through 11 thereto (the "Schedule 13D") by Bank Hapoalim B.M. (the "Bank"), relating to the shares of Class A Stock ("Class A Stock") of Ampal-American Israel Corporation, a New York corporation ("Ampal"), hereby amends and supplements Items 3, 4, and 5 of the Schedule 13D.

   Item 3. Source and Amount of Funds or Other Consideration.

        On January 5, 1990, the Bank purchased 500 shares of Class A
   Stock in the open market for an aggregate purchase price of $937.50, or $1.875 per share. The funds used by the Bank to purchase such 500 shares of Class A Stock were obtained from the Bank's general funds.

   Item 4. Purpose of Transaction.

        In Amendment No. 1 to the Schedule 13D to which this Amendment relates, the Bank disclosed a program of purchasing shares of Class A Stock of Ampal from time to time. Since the date of such Amendment No. 1, the Bank has made several purchases of shares of Class A Stock which have been disclosed in previous amendments to the original Schedule 13D.

        As a result of the Bank's review of its ownership of Ampal securities and the alternatives that may be available to it in connection therewith, the Bank currently intends, subject to market conditions and other circumstances it may deem relevant, to acquire additional shares of Class A Stock or other securities of Ampal in the open market, in private transactions or otherwise.

        Pursuant to Israeli law, the acquisition of additional Ampal securities is subject to the prior approval of the Bank of Israel. The Bank has obtained the approval, subject to certain terms and conditions, of the Controller of Foreign Exchange at the Bank of Israel to acquire additional Ampal securities for an aggregate price of up to $15 million.

        Although the Bank has no present intention to do so, the Bank may decide in the future to sell or otherwise dispose of all or part of the Class A Stock or other Ampal securities it owns in the open market, in private transactions or otherwise, depending on, among other things, market conditions and other circumstances it may deem relevant.

   Item 5. Interest in Securities of the Issuer.

        The Bank presently owns beneficially 3,975,185 shares of Class A Stock constituting 27.7% of the outstanding shares of Class A Stock (based on the number of outstanding shares of Class A Stock on October 31, 1989, as reported by Ampal in its report on Form 10-Q for the quarterly period ended September 30, 1989).

                               SIGNATURE

        After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                               BANK HAPOALIM B.M.

   Dated: January 9, 1990        By:    /s/ Alexander Yuhjtman
                                 Name: Alexander Yuhjtman
                                 Title: Executive Vice President


                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                             SCHEDULE 13D

               Under the Securities Exchange Act of 1934

                          (Amendment No. 13)

                  AMPAL - AMERICAN ISRAEL CORPORATION
     _____________________________________________________________
                           (Name of Issuer)

                             Class A Stock
     _____________________________________________________________
                    (Title of Class and Securities)

                              032015 10 9
     _____________________________________________________________
                 (CUSIP Number of Class of Securities)

                        Yossef Ribak, Secretary
                          BANK HAPOALIM B.M.
                        50 Rothschild Boulevard
                        Tel Aviv 61000, Israel
                             972-3-673-420
        _____________________________________________________________
         (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                           January 17, 1990
        ____________________________________________________________
                      (Date of Event which Requires
                        Filing of this Statement)

         If the filing person has previously filed a statement on
         Schedule 13G to report the acquisition which is the
         subject of this Statement because of Rule 13d-1(b)(3) or
         (4), check the following:               ( )

        Check the following box if a fee is being paid with this
        Statement:                               ( )

                             SCHEDULE 13D

   CUSIP No. 032015 10 9
   _________________________________________________________________
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        BANK HAPOALIM B.M.
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*
        WC
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
        ISRAEL
   _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      4,175,485 shares
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        4,175,485 shares
           WITH                  ___________________________________
                                  (10)  SHARED DISPOSITIVE POWER

   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,175,485 shares
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        29.1
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON*
        BK
   _________________________________________________________________

        This Amendment No. 13 to the Schedule 13D, which was originally filed with the Securities and Exchange Commission on December 7, 1978 as thereafter amended by amendments numbers 1 through 12 thereto (the "Schedule 13D") by Bank Hapoalim B.M. (the "Bank"), relating to the shares of Class A Stock ("Class A Stock") of Ampal-American Israel Corporation, a New York corporation ("Ampal"), hereby amends and supplements Items 3 and 5 of the Schedule 13D.

   Item 3. Source and Amount of Funds or Other Consideration.

        Since January 9, 1990, the date on which the Bank made its most recent filing on Schedule 13D, the Bank has made the following open market purchases of shares of Class A Stock:

                    Number of Class A     Price Per
          Date      Shares Purchased      Share in $U.S.**

        1.10.90            28,000               2.25
                           13,500               2.375
                            8,600               2.125
                           21,700               2.50
                            6,000               2.625
                            9,000               2.1806
        1.12.90            10,000               2.25
                            5,000               2.125
        1.15.90            10,000               2.25
        1.16.90             1,500               2.125
        1.17.90            38,700               2.50
                           20,000               2.375
        1.18.90            18,300               2.50
        1.19.90            10,000               2.50
   ______________________
   **   Exclusive of brokerage commissions.


        The funds used by the Bank to make all the above purchases were obtained from the Bank's general funds.

   Item 5. Interest in Securities of the Issuer.

        The Bank presently owns beneficially 4,175,485 shares of Class A Stock constituting 29.1% of the outstanding shares of Class A Stock (based on the number of outstanding shares of Class A Stock on October 31, 1989, as reported by Ampal in its report on Form 10-Q for the quarterly period ended September 30, 1989).

                               SIGNATURE

        After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                    BANK HAPOALIM B.M.

   Dated: January 22, 1990          By:  /s/ Alexander Yuhjtman
                                    Name: Alexander Yuhjtman
                                    Title: Executive Vice President

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                             SCHEDULE 13D

               Under the Securities Exchange Act of 1934

                          (Amendment No. 14)

                  AMPAL - AMERICAN ISRAEL CORPORATION
     _____________________________________________________________
                           (Name of Issuer)

                             Class A Stock
     _____________________________________________________________


                    (Title of Class and Securities)

                              032015 10 9
     _____________________________________________________________
                 (CUSIP Number of Class of Securities)

                        Yossef Ribak, Secretary
                          BANK HAPOALIM B.M.
                        50 Rothschild Boulevard
                        Tel Aviv 61000, Israel
                             972-3-673-420
        _____________________________________________________________
       (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                           February 21, 1990
        ____________________________________________________________
                     (Date of Event which Requires
                       Filing of this Statement)

         If the filing person has previously filed a statement on
         Schedule 13G to report the acquisition which is the
         subject of this Statement because of Rule 13d-1(b)(3) or
         (4), check the following:               ( )

        Check the following box if a fee is being paid with this
        Statement:                               ( )

                             SCHEDULE 13D

   CUSIP No. 032015 10 9
   _________________________________________________________________
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        BANK HAPOALIM B.M.
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*
        WC
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
        ISRAEL
   _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      4,582,533 shares
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        4,582,533 shares
           WITH                  ___________________________________
                                  (10)  SHARED DISPOSITIVE POWER

   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,582,533 shares
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        31.98
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON*
        BK
   _________________________________________________________________

        This Amendment No. 14 to the Schedule 13D, which was originally filed with the Securities and Exchange Commission on December 7, 1978 as thereafter amended by amendments numbers 1 through 13 thereto (the "Schedule 13D") by Bank Hapoalim B.M. (the "Bank"), relating to the shares of Class A Stock ("Class A Stock") of Ampal-American Israel Corporation, a New York corporation ("Ampal"), hereby amends and supplements Items 3, 4 and 5 of the Schedule 13D.

   Item 3. Source and Amount of Funds or Other Consideration.

        Since January 22, 1990, the date on which the Bank made its most recent filing on Schedule 13D, the Bank has made the following purchases of shares of Class A Stock:

                 Number of Class   Price Per
                 A Shares          Share in        Method
        Date     Purchased         $U.S.*          of Purchase

       1.26.90     26,400            2.50          Open market
                    1,600            2.375         Open market
       1.29.90     40,000            2.50          Open market
       2.21.90    180,000            2.375         Open market
                  119,048            2.375         Private purchase
       2.23.90     40,000            2.375         Private purchase
   ___________________
   *    Exclusive of brokerage commissions.

        The funds used by the Bank to make all the above purchases were obtained from the Bank's general funds.

   Item 4. Purpose of Transaction.

        The shares of Class A Stock purchased by the Bank since its filing of Amendment No. 12 to the Schedule 13D were purchased to increase the Bank's equity investment in Ampal.

   Item 5. Interest in Securities of the Issuer.

        The Bank presently owns beneficially 4,582,533 shares of Class A
   Stock constituting 31.98% of the outstanding shares of Class A Stock (based on the number of outstanding shares of Class A Stock on October 31, 1989, as reported by Ampal in its report on Form 10-Q for the quarterly period ended September 30, 1989).

                               SIGNATURE

        After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                    BANK HAPOALIM B.M.

   Dated: February 23, 1990         By:  /s/ Alexander Yuhjtman
                                    Name: Alexander Yuhjtman
                                    Title: Executive Vice President

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                             SCHEDULE 13D

               Under the Securities Exchange Act of 1934

                          (Amendment No. 15)

                  AMPAL - AMERICAN ISRAEL CORPORATION
     _____________________________________________________________
                           (Name of Issuer)

                             Class A Stock
     _____________________________________________________________
                    (Title of Class and Securities)

                              032015 10 9
     _____________________________________________________________
                 (CUSIP Number of Class of Securities)

                          Yossef Ribak, Secretary
                            BANK HAPOALIM B.M.
                          50 Rothschild Boulevard
                          Tel Aviv 61000, Israel
                              972-3-673-420
   _____________________________________________________________
   (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                             March 9, 1990
   ____________________________________________________________
                  (Date of Event which Requires
                    Filing of this Statement)

   If the filing person has previously filed a statement on
   Schedule 13G to report the acquisition which is the subject of this Statement because of Rule 13d-1(b)(3) or
   (4), check the following:  ( )

   Check the following box if a fee is being paid with this
   Statement: ()

                              SCHEDULE 13D

   CUSIP No. 032015 10 9
   _________________________________________________________________
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        BANK HAPOALIM B.M.
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS
        WC
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
        ISRAEL
   _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      4,622,533 shares
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        4,622,533 shares
           WITH                  ___________________________________
                                  (10)  SHARED DISPOSITIVE POWER

   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,622,533 shares
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________

   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        32.26
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON*
        BK
   _________________________________________________________________

   This Amendment No. 15 to the Schedule 13D, which was originally filed with the Securities and Exchange Commission on December 7, 1978 as thereafter amended by amendments numbers 1 through 14 thereto (the "Schedule 13D") by Bank Hapoalim B.M. (the "Bank"), relating to the shares of Class A Stock ("Class A Stock") of Ampal-American Israel Corporation, a New York corporation ("Ampal"), hereby amends and supplements Items 3, 4 and 5 of the Schedule 13D.

   Item 3. Source and Amount of Funds or Other Consideration.

        Since February 26, 1990, the date on which the Bank made its most recent filing on Schedule 13D, the Bank has made the following purchase of shares of Class A Stock:

                 Number of Class  Price Per
                 A Shares         Share           Method
        Date     Purchased        in $U.S.*       of Purchase

       2-28-90   40,000           2.375           Open market

   ____________________
   *    Exclusive of brokerage commissions.


        The funds used by the Bank to make the above purchase were obtained from the Bank's general funds.

   Item 4. Purpose of Transaction.

        The shares of Class A Stock purchased by the Bank since its filing of Amendment No. 14 to the Schedule 13D were purchased to increase the Bank's equity investment in Ampal.

        The Bank intends to propose to Ampal a transaction whereby the loan portfolios of Industrial Bank Ltd., Nir Ltd. and Israel Ampal Industrial Development Bank Ltd., all of which are Israeli subsidiaries of Ampal (the "Subsidiaries"), will be transferred to the Bank pursuant to terms and subject to conditions to be agreed upon. The Subsidiaries are engaged primarily in making long-term secured development loans to industrial, agricultural and contracting enterprises in Israel. There can be no assurance that any such transaction will occur.

   Item 5. Interest in Securities of the Issuer.

        The Bank presently owns beneficially 4,622,533 shares of Class A
   Stock constituting 32.26% of the outstanding shares of Class A Stock (based on the number of outstanding shares of Class A Stock on October 31, 1989, as reported by Ampal in its report on Form 10-Q for the quarterly period ended September 30, 1989).

                               SIGNATURE

        After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                 BANK HAPOALIM B.M.

   Dated: March 9, 1990          By:  /s/ Alexander Yuhjtman

                                 Name: Alexander Yuhjtman
                                 Title: Executive Vice President

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                             SCHEDULE 13D

               Under the Securities Exchange Act of 1934

                          (Amendment No. 16)

                  AMPAL - AMERICAN ISRAEL CORPORATION
     _____________________________________________________________
                           (Name of Issuer)

                             Class A Stock
     _____________________________________________________________
                    (Title of Class and Securities)

                              032015 10 9
     _____________________________________________________________
                 (CUSIP Number of Class of Securities)

                       Yossef Ribak, Secretary
                          BANK HAPOALIM B.M.
                      50 Rothschild Boulevard
                       Tel Aviv 61000, Israel
                          972-3-673-420
     _____________________________________________________________
       (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                             April 4, 1990
     ____________________________________________________________
                     (Date of Event which Requires
                       Filing of this Statement)

        If the filing person has previously filed a statement on
        Schedule 13G to report the acquisition which is the subject of this Statement because of Rule 13d-1(b)(3) or
        (4), check the following:  ( )

        Check the following box if a fee is being paid with this
        Statement:  ( )

                             SCHEDULE 13D

   CUSIP No. 032015 10 9
   _________________________________________________________________
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        BANK HAPOALIM B.M.
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*
        WC
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
        ISRAEL
   _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      4,920,133 shares
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        4,920,133 shares
           WITH                  ___________________________________
                                  (10)  SHARED DISPOSITIVE POWER

   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,920,133 shares
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        34.24%
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON*
        BK
   _________________________________________________________________

        This Amendment No. 16 to the Schedule 13D, which was originally filed with the Securities and Exchange Commission on December 7, 1978 as thereafter amended by amendments numbers 1 through 15 thereto (the "Schedule 13D") by Bank Hapoalim B.M. (the "Bank"), relating to the shares of Class A Stock ("Class A Stock") of Ampal-American Israel Corporation, a New York corporation ("Ampal"), hereby amends and supplements Items 3, 4 and 5 of the Schedule 13D.

   Item 3. Source and Amount of Funds or Other Consideration.

        Since March 9, 1990, the date on which the Bank made its most recent filing on Schedule 13D, the Bank has made the following purchases of shares of Class A Stock:

                 Number of        Price Per
                 Class A Shares   Share         Method
         Date    Purchased        in $U.S.      of Purchase

       4.2.90     15,000           2.375*       Open Market
       4.3.90     15,000           2.25*        Open Market
       4.4.90    231,900           2.50**       Private Purchase
       4.5.90     15,000           2.375*       Open Market
       4.9.90     15,000           2.25*        Open Market
       4.18.90       500           2.125*       Open Market
       4.19.90     6,100           2.125*       Open Market
   ______________________
   *    Exclusive of brokerage commissions.

   **    No brokerage commissions were paid with respect to this purchase.

        The funds used by the Bank to make the above purchases were obtained from the Bank's general funds.

   Item 4. Purpose of Transaction.

        The shares of Class A Stock purchased by the Bank since its filing of Amendment No. 15 to the Schedule 13D were purchased to increase the Bank's equity investment in Ampal.

   Item 5. Interest in Securities of the Issuer.

        The Bank presently owns beneficially 4,920,133 shares of Class A
   Stock constituting 34.24% of the outstanding shares of Class A Stock (based on the number of outstanding shares of Class A Stock as of March 1, 1990, as reported by Ampal in its report on Form 10-K for the fiscal year ended December 31, 1989).

                               SIGNATURE

        After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                               BANK HAPOALIM B.M.

   Dated: April 20, 1990       By:  /s/ Alexander Yuhjtman
                               Name: Alexander Yuhjtman
                               Title: Executive Vice President

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                             SCHEDULE 13D

               Under the Securities Exchange Act of 1934

                          (Amendment No. 17)

                  AMPAL - AMERICAN ISRAEL CORPORATION
     _____________________________________________________________
                           (Name of Issuer)

                             Class A Stock
     _____________________________________________________________
                    (Title of Class and Securities)

                              032015 10 9
     _____________________________________________________________
                 (CUSIP Number of Class of Securities)

                      Yossef Ribak, Secretary
                        BANK HAPOALIM B.M.
                      50 Rothschild Boulevard
                       Tel Aviv 61000, Israel
                          972-3-673-420
     _____________________________________________________________
       (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                             June 28, 1990
     ____________________________________________________________
                     (Date of Event which Requires
                       Filing of this Statement)

        If the filing person has previously filed a statement on
        Schedule 13G to report the acquisition which is the subject of this Statement because of Rule 13d-1(b)(3) or
        (4), check the following:  ( )

        Check the following box if a fee is being paid with this
        Statement:  ( )

                             SCHEDULE 13D

   CUSIP No. 032015 10 9
   _________________________________________________________________
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        BANK HAPOALIM B.M.
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________

   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*
        WC
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
        ISRAEL
   _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      5,056,633 shares
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        5,056,633 shares
           WITH                  ___________________________________
                                  (10)  SHARED DISPOSITIVE POWER

   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,056,633 shares
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        35.14%
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON*
        BK
   _________________________________________________________________

        This Amendment No. 17 to the Schedule 13D, which was originally filed with the Securities and Exchange Commission on December 7, 1978 as thereafter amended by amendments numbers 1 through 16 thereto (the "Schedule 13D") by Bank Hapoalim B.M. (the "Bank"), relating to the shares of Class A Stock ("Class A Stock") of Ampal-American Israel Corporation, a New York corporation ("Ampal"), hereby amends and supplements Items 3, 4 and 5 of the Schedule 13D.

   Item 3. Source and Amount of Funds or Other Consideration.

        Since April 20, 1990, the date on which the Bank made its most recent filing on Schedule 13D, the Bank has made the following purchases of shares of Class A Stock:

                Number of Class A   Price Per          Method
        Date    Shares Purchased    Share in $U.S.*    of Purchase

      4.23.90      18,400              2.125           Open Market
      4.30.90      75,000              2.125           Open Market
      5.09.90       3,400              2.0             Open Market
      5.10.90       1,000              2.0             Open Market
      5.11.90         200              2.0             Open Market
      5.14.90       3,500              2.0             Open Market
      5.15.90       3,300              2.0             Open Market
      5.16.90       2,800              2.0             Open Market
      5.17.90      12,500              2.0             Open Market
      5.18.90       4,600              2.0             Open Market
      5.21.90       1,600              2.0             Open Market
      5.22.90       6,600              2.0             Open Market
      5.23.90         600              2.0             Open Market
      5.24.90       2,100              2.0             Open Market
   _______________________
   *    Exclusive of brokerage commissions.


        The funds used by the Bank to make the above purchases were obtained from the Bank's general funds.

   Item 4. Purpose of Transaction.

        The shares of Class A Stock purchased by the Bank since its filing of Amendment No. 16 to the Schedule 13D were purchased to increase the Bank's equity investment in Ampal.

        On June 28, 1990 the Bank offered to acquire substantially all of the loan portfolios of Industrial Bank Ltd., Nir Ltd. and Israel Ampal Industrial Development Bank Ltd., all of which are Israeli subsidiaries of Ampal.

        A copy of the Bank's offer is filed herewith as Exhibit A, which is incorporated herein by reference.

   Item 5. Interest in Securities of the Issuer.

        The Bank presently owns beneficially 5,056,633 shares of Class A
   Stock constituting 35.14% of the outstanding shares of Class A Stock (based on the number of outstanding shares of Class A Stock as of April 26, 1990, as reported by Ampal in its Proxy Statement for the Annual Meeting of Shareholders, dated April 30, 1990).

                               SIGNATURE

        After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                 BANK HAPOALIM B.M.

   Dated: June 28, 1990          By:  /s/ Alexander Yuhjtman

                                 Name:  Alexander Yuhjtman
                                 Title: Executive Vice President


   Exhibit          Description                            Sequentially
                                                           Numbered Page

   A                Letter dated June 28, 1990 from
                    the Bank to Ampal and the
                    Subsidiaries                              8

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                             SCHEDULE 13D

               Under the Securities Exchange Act of 1934

                          (Amendment No. 18)

                  AMPAL - AMERICAN ISRAEL CORPORATION
        ____________________________________________________________
                            (Name of Issuer)

                             Class A Stock
        ____________________________________________________________
                      (Title of Class and Securities)

                              032015 10 9
        ____________________________________________________________
                  (CUSIP Number of Class of Securities)

                        Yossef Ribak, Secretary
                          BANK HAPOALIM B.M.
                        50 Rothschild Boulevard
                        Tel Aviv 61000, Israel
                             972-3-673-420
        _____________________________________________________________
         (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                             July 15, 1990
        _____________________________________________________________
                      (Date of Event which Requires
                        Filing of this Statement)

         If the filing person has previously filed a statement on
         Schedule 13G to report the acquisition which is the
         subject of this Statement because of Rule 13d-1(b)(3) or
         (4), check the following:               ( )

        Check the following box if a fee is being paid with this
        Statement:                               ( )


                               SCHEDULE 13D

   CUSIP No. 032015 10 9
   _________________________________________________________________
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        BANK HAPOALIM B.M.
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*
        WC
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
        ISRAEL
   _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      5,185,858 shares
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        5,185,858 shares
           WITH                  ___________________________________
                                  (10)  SHARED DISPOSITIVE POWER

   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,185,858 shares
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        36.03%
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON*
        BK
   _________________________________________________________________

        This Amendment No. 18 to the Schedule 13D, which was originally filed with the Securities and Exchange Commission on December 7, 1978 as thereafter amended by amendments numbers 1 through 17 thereto (the "Schedule 13D") by Bank Hapoalim B.M. (the "Bank"), relating to the shares of Class A Stock ("Class A Stock") of Ampal-American Israel Corporation, a New York corporation ("Ampal"), hereby amends and supplements Items 3, 4 and 5 of the Schedule 13D.

   Item 3.   Source and Amount of Funds or Other Consideration.

        Since June 29, 1990, the date on which the Bank made its most recent filing on Schedule 13D, the Bank has made the following purchases of shares of Class A Stock:

                  Number of Shares
                     of Class A      Price Per         Method
        Date      Stock Purchased    Share in $U.S.**   of Purchase

       7.09.90           500              1.75         Open Market
       7.10.90        76,725              1.875        Private Purchase
       7.10.90         1,000              1.75         Open Market
       7.11.90         1,700              1.75         Open Market
       7.12.90         5,500              1.75         Open Market
       7.13.90         6,300              1.75         Open Market
       7.16.90        37,500              1.75         Open Market
        ___________________
        **    Exclusive of brokerage commissions.

        The funds used by the Bank to make the above purchases were obtained from the Bank's general funds.

   Item 4.  Purpose of Transaction.

        The shares of Class A Stock purchased by the Bank since its filing of Amendment No. 17 to the Schedule 13D were purchased to increase the Bank's equity investment in Ampal.

        On June 28, 1990 the Bank offered to acquire substantially all of the loan portfolios of Industrial Bank Ltd., Nir Ltd. and Israel Ampal Industrial Development Bank Ltd. (collectively the "Subsidiaries"), all of which are Israeli subsidiaries of Ampal (the "Offer"). A copy of the Offer, which was subject to, among other conditions, the approval of the Board of Directors of the Bank, was filed as Exhibit A to Amendment No. 17 of the Schedule 13D.

        The Offer was approved by the Bank's Board of Directors on July
   15, 1990. The Bank has also been advised that the transaction proposed in the Offer was reviewed and found to be fair by independent board committees (consisting of persons not affiliated with the Bank) of Ampal and each of the Subsidiaries and has been approved by the Boards of Directors of each of the Subsidiaries.

   Item 5.  Interest in Securities of the Issuer.

        The Bank presently owns beneficially 5,185,858 shares of Class A
   Stock constituting 36.03% of the outstanding shares of Class A Stock (based on the number of outstanding shares of Class A Stock as of April 26, 1990, as reported by Ampal in its Proxy Statement for the Annual Meeting of Shareholders, dated April 30, 1990).

                               SIGNATURE

        After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                 BANK HAPOALIM B.M.

   DATED: July 17, 1990          By:  /s/Alexander Yuhjtman
                                 Name: Alexander Yuhjtman
                                 Title: Executive Vice President

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                               SCHEDULE 13D

                Under the Securities Exchange Act of 1934

                            (Amendment No. 19)

                    AMPAL - AMERICAN ISRAEL CORPORATION
        ____________________________________________________________
                            (Name of Issuer)

                               Class A Stock
        ____________________________________________________________
                      (Title of Class and Securities)

                                032015 10 9
        ____________________________________________________________
                  (CUSIP Number of Class of Securities)

                          Yossef Ribak, Secretary
                            BANK HAPOALIM B.M.
                          50 Rothschild Boulevard
                          Tel Aviv 61000, Israel
                               972-3-673-420
        _____________________________________________________________
         (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                              August 14, 1990
        _____________________________________________________________
                      (Date of Event which Requires
                        Filing of this Statement)

         If the filing person has previously filed a statement on
         Schedule 13G to report the acquisition which is the
         subject of this Statement because of Rule 13d-1(b)(3) or
         (4), check the following:               ( )

        Check the following box if a fee is being paid with this
        Statement:                               ( )

                               SCHEDULE 13D

   CUSIP No. 032015 10 9
   _________________________________________________________________
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        BANK HAPOALIM B.M.
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*
        WC
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
        ISRAEL
   _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      5,322,758 shares
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        5,322,758 shares
           WITH                  ___________________________________
                                  (10)  SHARED DISPOSITIVE POWER

   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,322,758 shares
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        36.98%
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON*
        BK
   _________________________________________________________________

        This Amendment No. 19 to the Schedule 13D, which was originally filed with the Securities and Exchange Commission on December 7, 1978 as thereafter amended by amendments numbers 1 through 18 thereto (the "Schedule 13D") by Bank Hapoalim B.M. (the "Bank"), relating to the shares of Class A Stock ("Class A Stock") of Ampal-American Israel Corporation, a New York corporation ("Ampal"), hereby amends and supplements Items 3, 4 and 5 of the Schedule 13D.

   Item 3.   Source and Amount of Funds or Other Consideration.

        Since July 17, 1990, the date on which the Bank made its most recent filing on Schedule 13D, the Bank has made the following purchases on shares of Class A stock:

             Number of Shares
                of Class A       Price Per        Method
   Date      Stock Purchased   Share in $U.S.*  of Purchase

   7.17.90          300             1.75        Open Market
   7.18.90        9,000             1.75        Open Market
   7.19.90          400             1.75        Open Market
   7.20.90        8,800             1.75        Open Market
   7.23.90        2,500             1.75        Open Market
   7.24.90        1,300             1.75        Open Market
   7.25.90        2,700             1.75        Open Market
   7.30.90        1,500             1.75        Open Market
   8.02.90       17,000             1.75        Open Market
   8.03.90       25,200             1.75        Open Market
   8.06.90       30,100             1.75        Open Market
   8.07.90       15,000             1.75        Open Market
   8.07.90        3,500             1.625       Open Market
   8.08.90        1,000             1.75        Open Market
   8.10.90        3,400             1.75        Open Market
   8.13.90        1,900             1.75        Open Market
   8.14.90       13,300             1.75        Open Market

          ____________________
          *   Exclusive of brokerage commissions.

        The funds used by the Bank to make the above purchases were obtained from the Bank's general funds.

   Item 4.  Purpose of Transaction.

        The shares of Class A Stock purchased by the Bank since its filing of Amendment No. 18 to the Schedule 13D were purchased to increase the Bank's equity investment in Ampal.

        On June 28, 1990 the Bank offered to acquire substantially all of the loan portfolios of Industrial Bank Ltd., Nir Ltd. and Israel Ampal Industrial Development Bank Ltd., all of which are Israeli subsidiaries of Ampal (the "Offer"). A copy of the Offer was filed as Exhibit A to Amendment No. 17 of the Schedule 13D.

        Definitive agreements with respect to the above-mentioned transactions were signed on August 14, 1990. Copies of the definitive agreements are filed herewith as Exhibit A.

   Item 5.  Interest in Securities of the Issuer.

        The Bank presently owns beneficially 5,322,758 shares of Class A
   Stock constituting 36.98% of the outstanding shares of Class A Stock (based on the number of outstanding shares of Class A Stock as of April 26, 1990, as reported by Ampal in its Proxy Statement for the Annual Meeting of Shareholders, dated April 30, 1990).

                               SIGNATURE

        After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                 BANK HAPOALIM B.M.

   DATED: August 4, 1990         By:/s/Alexander Yuhjtman
                                 Name: Alexander Yuhjtman
                                 Title: Executive Vice
                                        President

   Exhibit             Description          Sequentially
                                            Numbered Page

     A              Definitive agreements
                    dated August 14, 1990        8


                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                               SCHEDULE 13D

                Under the Securities Exchange Act of 1934

                            (Amendment No. 20)

                    AMPAL - AMERICAN ISRAEL CORPORATION
        ____________________________________________________________
                            (Name of Issuer)

                               Class A Stock
        ____________________________________________________________
                      (Title of Class and Securities)

                                032015 10 9
        ____________________________________________________________
                  (CUSIP Number of Class of Securities)

                          Yossef Ribak, Secretary
                            BANK HAPOALIM B.M.
                          50 Rothschild Boulevard
                          Tel Aviv 61000, Israel
                               972-3-673-420
        _____________________________________________________________
         (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


                             October 12, 1990
        _____________________________________________________________
                      (Date of Event which Requires
                        Filing of this Statement)

         If the filing person has previously filed a statement on
         Schedule 13G to report the acquisition which is the
         subject of this Statement because of Rule 13d-1(b)(3) or
         (4), check the following:               ( )

        Check the following box if a fee is being paid with this
        Statement:                               ( )

                               SCHEDULE 13D

   CUSIP No. 032015 10 9
   _________________________________________________________________
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        BANK HAPOALIM B.M.
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*
        WC
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
        ISRAEL
   _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      5,470,658 shares
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        5,470,658 shares
           WITH                  ___________________________________
                                  (10)  SHARED DISPOSITIVE POWER

   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,470,658 shares
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        38.01%
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON*
        BK
   _________________________________________________________________

        This Amendment No. 20 to the Schedule 13D, which was originally filed with the Securities and Exchange Commission on December 7, 1978 as thereafter amended by amendments numbers 1 through 19 thereto (the "Schedule 13D") by Bank Hapoalim B.M. (the "Bank"), relating to the shares of Class A Stock ("Class A Stock") of Ampal-American Israel Corporation, a New York corporation ("Ampal"), hereby amends and supplements Items 3, 4 and 5 of the Schedule 13D.

   Item 3.   Source and Amount of Funds or Other Consideration.

        Since August 16, 1990, the date on which the Bank made its most recent filing on Schedule 13D, the Bank has made the following purchases on shares of Class A stock:

              Number of Shares
                of Class A        Price Per        Method
    Date      Stock Purchased   Share in $U.S.*   of Purchase

   8.15.90        6,000             1.75        Open Market
   8.16.90          600             1.75        Open Market
   8.20.90          500             1.625       Open Market
   8.21.90       34,800             1.625       Open Market
   8.22.90       59,500             1.625       Open Market
   8.23.90        5,200             1.625       Open Market
   8.23.90          800             1.50        Open Market
   8.27.90          800             1.50        Open Market
   8.28.90        1,300             1.50        Open Market
   8.30.90        3,900             1.50        Open Market
   9.12.90        5,400             1.50        Open Market
   9.14.90        2,000             1.375       Open Market
   9.19.90        2,000             1.375       Open Market
   9.21.90        4,200             1.375       Open Market
   9.24.90          500             1.375       Open Market
   9.25.90          600             1.375       Open Market
   9.27.90        1,700             1.375       Open Market
   9.28.90          500             1.375       Open Market
   10.11.90       2,000             1.375       Open Market
   10.12.90      15,000             1.50        Open Market
   10.12.90         100             1.375       Open Market
   10.15.90         500             1.375       Open Market
          _________________
          *   Exclusive of brokerage commission.

        The funds used by the Bank to make the above purchases were obtained from the Bank's general funds.

   Item 4.  Purpose of Transaction.

        The shares of Class A Stock purchased by the Bank since its filing of Amendment No. 19 to the Schedule 13D were purchased to increase the Bank's equity investment in Ampal.

   Item 5.  Interest in Securities of the Issuer.

        The Bank presently owns beneficially 5,470,658 shares of Class A
   Stock constituting 38.01% of the outstanding shares of Class A Stock (based on the number of outstanding shares of Class A Stock as of April 26, 1990, as reported by Ampal in its Proxy Statement for the Annual Meeting of Shareholders, dated April 30, 1990).

                               SIGNATURE

        After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                 BANK HAPOALIM B.M.

   Dated: October 16, 1990       By:/s/Alexander Yuhjtman
                                 Name: Alexander Yuhjtman
                                 Title: Executive Vice
                                        President

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                               SCHEDULE 13D

                Under the Securities Exchange Act of 1934

                            (Amendment No. 21)

                    AMPAL - AMERICAN ISRAEL CORPORATION
        ____________________________________________________________
                            (Name of Issuer)

                               Class A Stock
        ____________________________________________________________
                      (Title of Class and Securities)

                                032015 10 9
        ____________________________________________________________
                  (CUSIP Number of Class of Securities)

                          Yossef Ribak, Secretary
                            BANK HAPOALIM B.M.
                          50 Rothschild Boulevard
                          Tel Aviv 61000, Israel
                               972-3-673-420
        _____________________________________________________________
         (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                             November 6, 1990
        _____________________________________________________________
                      (Date of Event which Requires
                        Filing of this Statement)

         If the filing person has previously filed a statement on
         Schedule 13G to report the acquisition which is the
         subject of this Statement because of Rule 13d-1(b)(3) or
         (4), check the following:               ( )

        Check the following box if a fee is being paid with this
        Statement:                               ( )

                               SCHEDULE 13D

   CUSIP No. 032015 10 9
   _________________________________________________________________
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        BANK HAPOALIM B.M.
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*
        WC
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
        ISRAEL
   _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      5,628,058 shares
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        5,628,058 shares
           WITH                  ___________________________________
                                  (10)  SHARED DISPOSITIVE POWER

   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,628,058 shares
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        39.08%
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON*
        BK
   _________________________________________________________________

                    This Amendment No. 21 to the Schedule 13D, which was originally filed with the Securities and Exchange Commission on December 7, 1978 as thereafter amended by amendments numbers 1 through 20 thereto (the "Schedule 13D") by Bank Hapoalim B.M. (the "Bank"), relating to the shares of Class A Stock ("Class A Stock") of Ampal-American Israel Corporation, a New York corporation ("Ampal"), hereby amends and supplements Items 3, 4 and 5 of the Schedule 13D.

          Item 3.   Source and Amount of Funds or Other
                    Consideration.

                    The Bank has made the following purchases of shares of Class A Stock:

                   Number of Shares
                     of Class A        Price Per         Method
           Date    Stock Purchased   Share in $U.S.*   of Purchase

           7. 5.90       4,000             1.75        Open Market
          10.16.90       3,000             1.50        Open Market
          10.17.90      45,000             1.50        Open Market
          10.19.90       3,000             1.625       Open Market
          10.23.90       1,000             1.50        Open Market
          10.25.90         500             1.50        Open Market
          10.25.90**     9,000**           1.583**     Open Market
          10.26.90**    10,500**           1.667**     Open Market
          10.26.90       6,400             1.75        Open Market
          10.26.90         100             1.625       Open Market
          10.31.90**     6,000**           1.75**      Open Market
          11. 1.90       1,000             1.875       Open Market
          11. 1.90      18,700             2.00        Open Market
          11. 5.90       7,000             2.00        Open Market
          11. 6.90       1,000             2.00        Open Market
          11. 6.90      24,600             2.125       Open Market
          11. 6.90      16,600             2.25        Open Market
          ________________
          *   Exclusive of brokerage commission.

          ** These shares were received as a result of the conversion of 6 1/2% Cumulative Convertible Preferred Stock (the "Preferred Stock") purchased by the Bank. The date of purchase is the date on which the Bank purchased the Preferred Stock, and the Price Per Share has been calculated by dividing by three (the conversion ratio of the Preferred Stock) the price paid for shares of Preferred Stock.

                    The funds used by the Bank to make the above purchases were obtained from the Bank's general funds.

          Item 4.  Purpose of Transaction.

                    The shares of Class A Stock purchased by the Bank were purchased to increase the Bank's equity investment in Ampal.

          Item 5.  Interest in Securities of the Issuer.

                    The Bank presently owns beneficially 5,628,058 shares of Class A Stock constituting 39.08% of the outstanding shares of Class A Stock (based on the number of outstanding shares of Class A Stock as of July 31, 1990, as reported by Ampal in its Form 10-Q for the quarter ended June 30, 1990).

                                  SIGNATURE

                    After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                        BANK HAPOALIM B.M.

          Dated:  November 8, 1990      By:/s/Alexander Yuhjtman
                                           Name: Alexander Yuhjtman
                                           Title: Executive Vice
                                                    President

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                               SCHEDULE 13D

                Under the Securities Exchange Act of 1934

                            (Amendment No. 22)

                    AMPAL - AMERICAN ISRAEL CORPORATION


        ____________________________________________________________
                            (Name of Issuer)

                               Class A Stock
        ____________________________________________________________
                      (Title of Class and Securities)

                                032015 10 9
        ____________________________________________________________
                  (CUSIP Number of Class of Securities)

                          Yossef Ribak, Secretary
                            BANK HAPOALIM B.M.
                          50 Rothschild Boulevard
                          Tel Aviv 61000, Israel
                               972-3-673-420
        _____________________________________________________________
         (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                             November 19, 1990
        _____________________________________________________________
                      (Date of Event which Requires
                        Filing of this Statement)

         If the filing person has previously filed a statement on
         Schedule 13G to report the acquisition which is the
         subject of this Statement because of Rule 13d-1(b)(3) or
         (4), check the following:               ( )

        Check the following box if a fee is being paid with this
        Statement:                               ( )

                               SCHEDULE 13D

   CUSIP No. 032015 10 9
   _________________________________________________________________
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        BANK HAPOALIM B.M.
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*
        WC
   _________________________________________________________________

   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
        ISRAEL
   _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      5,693,358 shares
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        5,693,358 shares
           WITH                  ___________________________________
                                  (10)  SHARED DISPOSITIVE POWER

   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,693,358 shares
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        38.99%
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON*
        BK
   _________________________________________________________________

        This Amendment No. 22 to the Schedule 13D, which was originally filed with the Securities and Exchange Commission on December 7, 1978 as thereafter amended by amendments numbers 1 through 21 thereto (the "Schedule 13D") by Bank Hapoalim B.M. (the "Bank"), relating to the shares of Class A Stock ("Class A Stock") of Ampal-American Israel Corporation, a New York corporation ("Ampal"), hereby amends and supplements Items 3, 4 and 5 of the Schedule 13D.

   Item 3.   Source and Amount of Funds or Other Consideration.

        The Bank has made the following purchases of shares of Ampal:

             Number of Shares
               of Class A        Price Per         Method
    Date     Stock Purchased   Share in $U.S.*   of Purchase

   11. 8.90      20,500             2.00        Open Market
   11. 9.90       1,900             2.00        Open Market
   11.12.90       1,000             1.875       Open Market
   11.14.90       3,700             1.875       Open Market
   11.15.90      20,500             2.00        Open Market
   11.15.90       1,000             1.875       Open Market
   11.16.90       2,700             1.875       Open Market
   11.20.90       6,500             1.875       Open Market

          _________________
          *   Exclusive of brokerage commission.


                Number of Shares
              of 6 1/2% Cumulative
                 Convertible          Price Per           Method
    Date       Preferred Stock*     Share in $U.S.*    of Purchase

   11.15.90       2,500                 6.00            Open Market

        The funds used by the Bank to make the above purchases were obtained from the Bank's general funds.

   Item 4.  Purpose of Transaction.

        The shares of Ampal purchased by the Bank were purchased to increase the Bank's equity investment in Ampal.

        In response to Ampal's request, the Bank, through a wholly owned subsidiary, made a proposal to Ampal to purchase Class A shares with an aggregate par value of NIS 35,966 and Class B shares with an aggregate par value of NIS 92.47 of Delek, The Israel Fuel Corporation Ltd. ("Delek"), representing in the aggregate approximately 13.5% of the voting power of Delek and less than 0.003% of the equity rights in Delek, in consideration for $2,344,000. In addition, under certain conditions, such consideration may be increased by $150,000. The proposal is valid for 30 days.

   Item 5.  Interest in Securities of the Issuer.

        The Bank presently owns beneficially 5,693,358** shares of Class
   A Stock constituting 38.99%* of the outstanding shares of Class A Stock (based on the number of outstanding shares of Class A Stock as of October 31, 1990, as reported by Ampal in its Form 10-Q for the quarter ended September 30, 1990).

_________________________
          * The Bank has taken all necessary steps to convert the 2,500 shares of 6 1/2% Cumulative Convertible Preferred Stock (the "Preferred Stock") into Class A Stock. Each share of the Preferred Stock is convertible into three shares of Class A Stock.

          **  Assuming conversion of the 2,500 6 1/2% Cumulative
              Convertible Preferred Stock.


                               SIGNATURE

        After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                 BANK HAPOALIM B.M.

   Dated:  November 27, 1990     By:/s/Alexander Yuhjtman
                                     Name: Alexander Yuhjtman
                                     Title: Executive Vice
                                              President



                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                             SCHEDULE 13D

              Under the Securities Exchange Act of 1934

                          (Amendment No. 23)

                  AMPAL - AMERICAN ISRAEL CORPORATION
        _______________________________________________________
                                  (Name of Issuer)

                            Class A Stock
        ____________________________________________________________
                      (Title of Class and Securities)

                              032015 10 9
        ____________________________________________________________
                  (CUSIP Number of Class of Securities)

                        Yossef Ribak, Secretary
                          BANK HAPOALIM B.M.
                        50 Rothschild Boulevard
                        Tel Aviv 61000, Israel
                             972-3-673-420
        _____________________________________________________________
         (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                           January 23, 1991
        ____________________________________________________________
                      (Date of Event which Requires
                        Filing of this Statement)

         If the filing person has previously filed a statement on
         Schedule 13G to report the acquisition which is the
         subject of this Statement because of Rule 13d-1(b)(3) or
         (4), check the following:               ( )

        Check the following box if a fee is being paid with this
        Statement:                               ( )

                               SCHEDULE 13D

   CUSIP No. 032015 10 9
   _________________________________________________________________
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        BANK HAPOALIM B.M.
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*
        WC
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
        ISRAEL
   _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      5,856,258 shares
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        5,856,258 shares
           WITH                  ___________________________________
                                  (10)  SHARED DISPOSITIVE POWER

   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,856,258 shares
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        39.99%
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON*
        BK
   _________________________________________________________________

               This Amendment No. 23 to the Schedule 13D, which was originally filed with the Securities and Exchange Commission on December 7, 1978 as thereafter amended by amendments numbers 1 through 22 thereto (the "Schedule 13D") by Bank Hapoalim B.M. (the "Bank"), relating to the shares of Class A Stock ("Class A Stock") of Ampal-American Israel Corporation, a New York corporation ("Ampal"), hereby amends and supplements Items 3, 4 and 5 of the Schedule 13D.

     Item 3.   Source and Amount of Funds or Other Consideration

               The Bank has made the following purchases of shares of
     Ampal:


                 Number of Shares
                    of Class A        Price Per         Method
         Date     Stock Purchased  Share in $U.S.*   of Purchase

       11.28.90        7,500            2.00        Conversion**
       11.29.90       13,800            1.625       Open Market
       11.30.90       11,100            1.625       Open Market
       12. 3.90          100            1.625       Open Market
       12. 4.90        3,400            1.625       Open Market
       12. 5.90          400            1.625       Open Market
       12. 6.90        1,200            1.625       Open Market
       12.11.90       10,000            1.750       Open Market
       12.17.90        1,300            1.625       Open Market
       12.18.90        1,000            1.625       Open Market
       12.19.90        6,500            1.625       Open Market
       12.21.90          300            1.625       Open Market
       12.24.90        1,000            1.625       Open Market
       12.26.90        1,400            1.625       Open Market
       12.27.90        1,900            1.625       Open Market
       12.28.90       10,700            1.625       Open Market
       12.28.90       10,000            1.750       Open Market
       12.31.90        6,900            1.625       Open Market
        1. 2.91          100            1.625       Open Market
        1. 9.91        1,000            1.625       Open Market
        1.11.91        4,300            1.625       Open Market
        1.14.91       13,600            1.625       Open Market
        1.15.91          900            1.625       Open Market
        1.16.91       19,500            1.625       Open Market
        1.17.91          200            1.625       Open Market
        1.21.91          300            1.625       Open Market
     ________________

     *    Exclusive of brokerage commissions.

     ** By conversion of 2,500 6 1/2 Cumulative Convertible Preferred Stock ("Preferred Stock") that were purchased on November
          15, 1990.

                     Number of Shares
                   of 6 1/2% Cumulative
                       Convertible      Price Per          Method
         Date       Preferred Stock**  Share in $U.S.*   of Purchase

        1. 7.91         2,000              5.25           Open Market
        1.14.91        10,000              5.25           Open Market
        1.23.91         2,000              5.25           Open Market

               The funds used by the Bank to make the above purchases were obtained from the Bank's general funds.
     _______________

     *    Exclusive of brokerage commissions.

     ** The Bank has taken all necessary steps to convert the 14,000 shares of Preferred Stock into Class A Stock. Each share of the Preferred Stock is convertible into three shares of Class A Stock.


     Item 4.   Purpose of Transaction

               The shares of Ampal purchased by the Bank were purchased to increase the Bank's equity investment in Ampal.

               The Bank, through a wholly owned subsidiary, purchased the shares of Delek The Israel Fuel Corporation Ltd. owned by Ampal for U.S. $2,575,874.

     Item 5.   Interest in Securities of the Issuer.

               The Bank presently owns beneficially 5,856,258* shares of Class A Stock constituting 39.99%* of the outstanding shares of Class A Stock (based on the number of outstanding shares of Class A Stock as of October 31, 1990, as reported by Ampal in its Form 10-Q for the quarter ended September 30, 1990).

     _______________

     * Assuming conversion of the 14,000 shares of Preferred Stock, referred to in Item 3 hereof.

                                 SIGNATURE

               After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                        BANK HAPOALIM B.M.

     Dated:  January 25, 1991           /s/Alexander Yuhjtman
                                        Name:  Alexander Yuhjtman
                                        Title: Executive Vice
                                               President

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                               SCHEDULE 13D

                Under the Securities Exchange Act of 1934

                            (Amendment No. 24)

                    AMPAL - AMERICAN ISRAEL CORPORATION
        ____________________________________________________________
                             (Name of Issuer)

                               Class A Stock
        ____________________________________________________________
                      (Title of Class and Securities)

                                032015 10 9

        ____________________________________________________________
                  (CUSIP Number of Class of Securities)

                          Yossef Ribak, Secretary
                            BANK HAPOALIM B.M.
                          50 Rothschild Boulevard
                          Tel Aviv 61000, Israel
                               972-3-673-420
        _____________________________________________________________
         (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                              APRIL 24, 1991
        ____________________________________________________________
                      (Date of Event which Requires
                        Filing of this Statement)

         If the filing person has previously filed a statement on
         Schedule 13G to report the acquisition which is the
         subject of this Statement because of Rule 13d-1(b)(3) or
         (4), check the following:               ( )

        Check the following box if a fee is being paid with this
        Statement:                               ( )

                               SCHEDULE 13D

   CUSIP No. 032015 10 9
   _________________________________________________________________
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        BANK HAPOALIM B.M.
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*
        WC
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
        ISRAEL
   _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      6,189,008 shares
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        6,189,008 shares
           WITH                  ___________________________________
                                  (10)  SHARED DISPOSITIVE POWER

   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        6,189,008
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        42.1%
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON*
        BK
   _________________________________________________________________

               This Amendment No. 24 to the Schedule 13D, which was originally filed with the Securities and Exchange Commission on December 7, 1978 as thereafter amended by amendments numbers 1 through 23 thereto (the "Schedule 13D") by Bank Hapoalim B.M. (the "Bank"), relating to the shares of Class A Stock ("Class A Stock") of Ampal-American Israel Corporation, a New York corporation ("Ampal"), hereby amends and supplements Items 3, 4 and 5 of the Schedule 13D.

     Item 3.   Source and Amount of Funds or Other Consideration

               The Bank has made the following purchases of shares of
     Ampal:

                 Number of Shares
                    of Class A        Price Per         Method
         Date     Stock Purchased  Share in $U.S.*   of Purchase

        1/25/91       36,000           --           Conversion**
        1/25/91          500            1.625       Open Market
        1/28/91        1,500            1.625       Open Market
        1/29/91        1,000            1.625       Open Market
        1/29/91       30,000            1.75        Open Market
        1/31/91          200            1.625       Open Market
        2/ 1/91          400            1.625       Open Market
        2/ 5/91        1,500            1.750       Open Market
        2/ 6/91          200            1.625       Open Market
        2/ 8/91          100            1.625       Open Market
        2/11/91          700            1.625       Open Market
        2/14/91          200            1.625       Open Market
        2/19/91          500            1.625       Open Market
        2/20/91        2,800            1.75        Open Market
        2/21/91        5,700            1.75        Open Market
        2/22/91          500            1.75        Open Market
        2/26/91        3,400            1.75        Open Market
        2/28/91        2,000            1.75        Open Market
        3/ 1/91        1,000            1.75        Open Market
        3/ 6/91          600            1.75        Open Market
        3/ 8/91        7,200            1.75        Open Market
        3/11/91        1,000            1.75        Open Market
        3/12/91        2,400            1.75        Open Market
        3/19/91          400            1.75        Open Market
        3/20/91          400            1.75        Open Market
        3/21/91        4,200            1.75        Open Market
        3/21/91       13,500           --           Conversion***
        3/22/91        5,500            1.75        Open Market
        3/25/91          600            1.75        Open Market
        3/26/91          900            1.75        Open Market
        3/27/91        1,200            1.75        Open Market
        4/ 2/91        6,500            1.75        Open Market
        4/ 3/91        1,500            1.75        Open Market
        4/ 3/91       10,000            2.00        Private
        4/ 5/91          500            1.75        Open Market
        4/ 8/91          800            1.75        Open Market
        4/ 9/91        3,400            1.75        Open Market
        4/12/91          100            1.75        Open Market
        4/23/91        9,700            2.00        Open Market
        4/23/91       10,000            2.125       Open Market
        4/24/91       50,000            2.00        Open Market
        4/25/91          200            2.00        Open Market
        4/26/91          700            2.00        Open Market
        4/29/91        7,600            2.00        Open Market
        4/30/91       40,000            2.00        Open Market
        5/ 1/91        1,000            2.25        Private
        5/ 1/91          700            2.00        Open Market
        5/ 1/91       10,000            2.125       Open Market

     ________________

     *    Exclusive of brokerage commissions.

     ** By conversion of 12,000 6 1/2 Cumulative Convertible Preferred Stock ("Preferred Stock") that were purchased on January 7, and January 14, 1991.

     *** By conversion of 4500 6 1/2 Preferred Stock that were purchased on January 23 and February 6, 1991.

                  Number of Shares
                  of 6 1/2 Cumulative
                     Convertible         Price Per       Method
         Date     Preferred Stock**   Share in $U.S.*  of Purchase

         2/6/91       2,500***             5.25        Open Market
         5/1/91      26,400                6.75        Private

                 Number of Shares
                 of 4% Cumulative
                   Convertible           Price Per       Method
         Date    Preferred Stock****  Share in $U.S.*  of Purchase

         5/1/91       3,350               11.25        Private

               The funds used by the Bank to make the above purchases were obtained from the Bank's general funds.

     _______________

     *    Exclusive of brokerage commissions.

     ** Each share of 6 1/2% Cumulative Convertible Preferred Stock is convertible into 3 shares of Class A Stock.

     ***  Were converted to Class A Stock on March 21, 1991.

     **** Each share of 4% Cumulative Convertible Preferred Stock is convertible into 5 shares of Class A Stock.

     Item 4.   Purpose of Transaction

               The shares of Ampal purchased by the Bank were purchased to increase the Bank's equity investment in Ampal.

     Item 5.   Interest in Securities of the Issuer.*

               The Bank presently owns beneficially 6,189,008 shares of Class A Stock constituting 42.1% of the outstanding shares of Class A Stock (based on the number of outstanding shares of Class A Stock as of February 28, 1991, as reported by Ampal in its Form 10-K for the quarter ended December 1990).

     _______________

     * Assuming conversion of 6 1/2% and 4% Cumulative Convertible Preferred Stock.

                                 SIGNATURE

               After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                        BANK HAPOALIM B.M.

     Dated:  May 2, 1991                /s/Alexander Yuhjtman
                                        Name:  Alexander Yuhjtman
                                        Title: Executive Vice
                                               President


                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                               SCHEDULE 13D

                Under the Securities Exchange Act of 1934

                            (Amendment No. 25)

                    AMPAL - AMERICAN ISRAEL CORPORATION
        ____________________________________________________________
                             (Name of Issuer)

                               Class A Stock
        ____________________________________________________________
                      (Title of Class and Securities)

                                032015 10 9
        ____________________________________________________________
                       (CUSIP Number of Class of Securities)

                               Yossef Ribak, Secretary
                                 BANK HAPOALIM B.M.
                               50 Rothschild Boulevard
                               Tel Aviv 61000, Israel
                                    972-3-673-420
             _____________________________________________________________
              (Name, Address and Telephone Number of Person Authorized
                       to Receive Notices and Communications)

                                    May 28, 1991
             ____________________________________________________________
                           (Date of Event which Requires
                             Filing of this Statement)

              If the filing person has previously filed a statement on
              Schedule 13G to report the acquisition which is the
              subject of this Statement because of Rule 13d-1(b)(3) or
              (4), check the following:               ( )

             Check the following box if a fee is being paid with this
             Statement:                               ( )

                                    SCHEDULE 13D

        CUSIP No. 032015 10 9
        _________________________________________________________________
        (1)  NAMES OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             BANK HAPOALIM B.M.
        _________________________________________________________________
        (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                              (a)  ( )
                                                              (b)  ( )
        _________________________________________________________________
        (3)  SEC USE ONLY

        _________________________________________________________________
        (4)  SOURCE OF FUNDS*
             WC
        _________________________________________________________________
        (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

        __________________________________________________________________
        (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
             ISRAEL
        _________________________________________________________________
                                        (7)  SOLE VOTING POWER
              NUMBER OF                      7,112,736
               SHARES                 ___________________________________
            BENEFICIALLY                (8)  SHARED VOTING POWER
              OWNED BY
                EACH                  ___________________________________
              REPORTING                 (9)  SOLE DISPOSITIVE POWER
               PERSON                        7,112,736
                WITH                  ___________________________________
                                       (10)  SHARED DISPOSITIVE POWER

        _________________________________________________________________
        (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,112,736
        _________________________________________________________________
        (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
             SHARES*                                      (  )

        _________________________________________________________________
        (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             48.3%
        _________________________________________________________________
        (14) TYPE OF REPORTING PERSON*
             BK
        _________________________________________________________________

                    This Amendment No. 25 to the Schedule 13D, which was originally filed with the Securities and Exchange Commission on December 7, 1978 as thereafter amended by amendments numbers 1 through 24 thereto (the "Schedule 13D") by Bank Hapoalim B.M. (the "Bank"), relating to the shares of Class A Stock ("Class A Stock") of Ampal-American Israel Corporation, a New York Corporation ("Ampal"), hereby amends and supplements Items 3, 4 and 5 of the Schedule 13D.

          Item 3.   Source and Amount of Funds or Other Consideration

                    The Bank has made the following purchases of shares of
          Ampal:

                       Number of Shares
                         of Class A        Price Per        Method
              Date     Stock Purchased   Share in $U.S.*  of Purchase

             5/ 1/91          800            2.125       Open Market
             5/ 7/91        7,700            2.75        Open Market
             5/ 8/91       19,000            2.75        Open Market
             5/28/91      357,928            3.00        Private Purchase
             5/28/91      438,300            2.75        Private Purchase
             5/30/91      100,000            2.75        Private Purchase

          The funds used by the Bank to make the above purchases were obtained from the Bank's general funds.

          ________________

          *    Exclusive of brokerage commissions.

          Item 4.   Purpose of Transaction

                    The shares of Ampal purchased by the Bank were purchased to increase the Bank's equity investment in Ampal.

          Item 5.   Interest of Securities of the Issuer.

                    The Bank presently owns beneficially 7,112,736* shares of Class A Stock constituting 48.3% of the outstanding shares of Class A Stock (based on the number of outstanding shares of Class A Stock as of April 30, 1991, as reported by Ampal in its Form 10-Q for the Quarter ended March 31, 1991).

          _______________

          * Assuming conversion of the Bank 6 1/2% and 4% Cumulative Convertible Preferred Stock.

                                      SIGNATURE

                    After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                             BANK HAPOALIM B.M.

          Dated:  May 31, 1991               /s/Alexander Yuhjtman
                                             Name:  Alexander Yuhjtman
                                             Title: Executive Vice
                                                    President

                         SECURITIES AND EXCHANGE COMMISSION


                              Washington, D.C.  20549

                                    SCHEDULE 13D

                     Under the Securities Exchange Act of 1934

                                 (Amendment No. 26)

                         AMPAL - AMERICAN ISRAEL CORPORATION
             ____________________________________________________________
                                  (Name of Issuer)

                                    Class A Stock
             ____________________________________________________________
                           (Title of Class and Securities)

                                     032015 10 9
             ____________________________________________________________
                       (CUSIP Number of Class of Securities)

                               Daphna Peli, Secretary
                                 BANK HAPOALIM B.M.
                               50 Rothschild Boulevard
                               Tel Aviv 61000, Israel
                                    972-3-673-420
             _____________________________________________________________
              (Name, Address and Telephone Number of Person Authorized
                       to Receive Notices and Communications)

                                    June 28, 1991
             ____________________________________________________________
                           (Date of Event which Requires
                             Filing of this Statement)

              If the filing person has previously filed a statement on
              Schedule 13G to report the acquisition which is the
              subject of this Statement because of Rule 13d-1(b)(3) or
              (4), check the following:               ( )

             Check the following box if a fee is being paid with this
             Statement:                               ( )

                                    SCHEDULE 13D

        CUSIP No. 032015 10 9
        _________________________________________________________________
        (1)  NAMES OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             BANK HAPOALIM B.M.
        _________________________________________________________________
        (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                              (a)  ( )
                                                              (b)  ( )
        _________________________________________________________________
        (3)  SEC USE ONLY

        _________________________________________________________________
        (4)  SOURCE OF FUNDS*
             WC
        _________________________________________________________________
        (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
        __________________________________________________________________
        (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
             ISRAEL
        _________________________________________________________________
                                        (7)  SOLE VOTING POWER
              NUMBER OF                      10,489,994*
               SHARES                 ___________________________________
            BENEFICIALLY                (8)  SHARED VOTING POWER
              OWNED BY
                EACH                  ___________________________________
              REPORTING                 (9)  SOLE DISPOSITIVE POWER
               PERSON                        10,489,994*
                WITH                  ___________________________________
                                       (10)  SHARED DISPOSITIVE POWER

        _________________________________________________________________
        (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,489,994*
        _________________________________________________________________
        (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
             SHARES*                                      (  )
        _________________________________________________________________
        (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             71.27%
        _________________________________________________________________
        (14) TYPE OF REPORTING PERSON*
             BK
        _________________________________________________________________

        *    Assuming the transaction described in Item 3 below is consummated.

                    This Amendment No. 26 to the Schedule 13D, which was originally filed with the Securities and Exchange Commission on December 7, 1978 as thereafter amended by amendments numbers 1 through 25 thereto (the "Schedule 13D") by Bank Hapoalim B.M. (the "Bank"), relating to the shares of Class A Stock ("Class A Stock") of Ampal-American Israel Corporation, a New York corporation ("Ampal"), hereby amends and supplements Items 3, 4, 5 and 6 of the Schedule 13D.

          Item 3.   Source and Amount of Funds or Other Consideration

                    On June 28, 1991, CP Holding Limited agreed to sell to the Bank the shares of Ampal owned by CP Holding Limited consisting of 3,088,850* shares of Class A Stock and 96,136* shares of 6 1/2% Cumulative Convertible Preferred Stock (the "Preferred Stock"), at $3.00 per share of Class A Stock and $9.00 per share of the Preferred Stock. The funds to be used by the Bank to make such purchases will be obtained from the Bank's general funds. The Bank has obtained the requisite approval from the Bank of Israel to consummate the purchases.
          ________________

          * Assuming no purchases or sales were made since the end of April 1991, the last month for which CP Holding Limited filed a Form 4.

          Item 4.   Purpose of Transaction

                    The shares of Ampal purchased by the Bank will be purchased to increase the Bank's equity investment in Ampal.

                    As a result of this transaction, it is expected that Bernard D. Schreier and Gideon Schreier will not continue to serve as directors of Ampal.

          Item 5.   Interest in Securities of the Issuer.

                    Assuming the transaction described in Item 3 above is consummated, the Bank will own beneficially 10,489,994* shares of Class A Stock constituting 71.27%* of the outstanding shares of Class A Stock (based on the number of outstanding shares of Class A Stock as of April 30, 1991, as reported by Ampal in its Form 10-Q for the quarter ended March 31, 1991).

          Item 6. Contracts, Arrangements, Understanding of Relationships with Respect to Securities of the Issuer.

                    See Item 3 above.
          _______________

          *    Assuming conversion of the shares of 6 1/2% and 4%
               Cumulative Convertible Preferred Stock owned by the Bank and to be sold by CP Holding Limited.

                                      SIGNATURE

                    After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                             BANK HAPOALIM B.M.

          Dated:  July 1, 1991               /s/Alexander Yuhjtman
                                             Name:  Alexander Yuhjtman
                                             Title: Executive Vice
                                                    President

                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                                    SCHEDULE 13D

                     Under the Securities Exchange Act of 1934

                                 (Amendment No. 27)

                         AMPAL - AMERICAN ISRAEL CORPORATION
             ____________________________________________________________
                                  (Name of Issuer)

                                    Class A Stock
             ____________________________________________________________
                           (Title of Class and Securities)

                                     032015 10 9
             ____________________________________________________________
                       (CUSIP Number of Class of Securities)

                               Daphna Peli, Secretary
                                 BANK HAPOALIM B.M.
                               50 Rothschild Boulevard
                               Tel Aviv 61000, Israel
                                    972-3-673-420
             _____________________________________________________________
              (Name, Address and Telephone Number of Person Authorized
                       to Receive Notices and Communications)

                                    July 24, 1991
             ____________________________________________________________
                           (Date of Event which Requires
                             Filing of this Statement)

              If the filing person has previously filed a statement on
              Schedule 13G to report the acquisition which is the
              subject of this Statement because of Rule 13d-1(b)(3) or
              (4), check the following:               ( )

             Check the following box if a fee is being paid with this
             Statement:                               ( )

                                    SCHEDULE 13D

        CUSIP No. 032015 10 9
        _________________________________________________________________
        (1)  NAMES OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             BANK HAPOALIM B.M.
        _________________________________________________________________
        (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                              (a)  ( )
                                                              (b)  ( )
        _________________________________________________________________
        (3)  SEC USE ONLY

        _________________________________________________________________
        (4)  SOURCE OF FUNDS*
             WC
        _________________________________________________________________
        (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

        __________________________________________________________________
        (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
             ISRAEL
        _________________________________________________________________
                                        (7)  SOLE VOTING POWER
              NUMBER OF                      10,501,991*
               SHARES                 ___________________________________
            BENEFICIALLY                (8)  SHARED VOTING POWER
              OWNED BY
                EACH                  ___________________________________
              REPORTING                 (9)  SOLE DISPOSITIVE POWER
               PERSON                        10,501,991*
                WITH                  ___________________________________
                                       (10)  SHARED DISPOSITIVE POWER

        _________________________________________________________________
        (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,501,991*
        _________________________________________________________________
        (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
             SHARES*                                      (  )

        _________________________________________________________________
        (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             71.35%
        _________________________________________________________________
        (14) TYPE OF REPORTING PERSON*
             BK
        _________________________________________________________________
        * Assuming conversion of the shares of 6 1/2% and 4% Cumulative Convertible Preferred Stock owned by the Bank.

                    This Amendment No. 27 to the Schedule 13D, which was originally filed with the Securities and Exchange Commission on December 7, 1978 as thereafter amended by amendments numbers 1 through 26 thereto (the "Schedule 13D") by Bank Hapoalim B.M. (the "Bank"), relating to the shares of Class A Stock ("Class A Stock") of Ampal-American Israel Corporation, a New York corporation ("Ampal"), hereby amends and supplements Items 3, 4, 5, 6 and 7 of the Schedule 13D.

          Item 3.   Source and Amount of Funds or Other Consideration

                    On July 18, 1991, The Bank purchased 11,997 shares of Class A Stock for $3 per share in a private purchase.

                    In addition, pursuant to an agreement between CP Holdings Limited and the Bank, the transaction described in Item 3 of Amendment No. 26 to the Schedule 13D was consummated as a private purchase on July 24, 1991 for an aggregate price of $10,190,641 (including broker's commissions and interest). A copy of such agreement is filed herewith as Exhibit A, which is incorporated herein by reference.

                    The funds used by the Bank to make the above purchases were obtained from the Bank's general funds.

          Item 4.   Purpose of Transaction

                    The shares of Ampal purchased by the Bank were purchased to increase the Bank's equity investment in Ampal.

                    Pursuant to the agreement between CP Holdings Limited and the Bank, Bernard D. Schreier and Gideon Schreier executed letters of resignation as directors of Ampal.

          Item 5.   Interest in Securities of the Issuer.

                    The Bank presently beneficially owns 10,501,991* shares of Class A Stock constituting 71.35%* of the outstanding shares of Class A Stock (based on the number of outstanding shares of Class A Stock as of April 30, 1991, as reported by Ampal in its Form 10-Q for the quarter ended March 31, 1991).
          _______________

          *    Assuming conversion of the shares of 6 1/2% and 4%
               Cumulative Convertible Preferred Stock owned by the Bank.

          Item 6. Contracts, Arrangements, Understanding of Relationships with Respect to Securities of the Issuer.

                    See Items 3 and 4 above.

          Item 7.   Materials Filed as Exhibits

                    A copy of the Agreement referred to in Item 3 between the Bank and CP Holdings Limited is filed herewith as Exhibit A.

                                      SIGNATURE

                    After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                             BANK HAPOALIM B.M.

          Dated:  July 26, 1991         By:  /s/Alexander Yuhjtman
                                             Name:  Alexander Yuhjtman
                                             Title: Executive Vice
                                                    President

                                                            Sequentially
          Exhibit                  Description              Numbered Page

             A                Agreement between CP                7
                              Holdings Limited and
                              the Bank

                IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS
                    AMENDMENT IS BEING FILED IN PAPER PURSUANT
                         TO A CONTINUING HARDSHIP EXEMPTION

                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                                    SCHEDULE 13D

                     Under the Securities Exchange Act of 1934

                                 (Amendment No. 28)

                         AMPAL - AMERICAN ISRAEL CORPORATION
             ____________________________________________________________
                                  (Name of Issuer)

                                    Class A Stock
             ____________________________________________________________
                           (Title of Class and Securities)

                                     032015 10 9
             ____________________________________________________________
                       (CUSIP Number of Class of Securities)

                             Yoram Weissbrem, Secretary
                                 BANK HAPOALIM B.M.
                               50 Rothschild Boulevard
                               Tel Aviv 61000, Israel
                                    972-3-5673333
             _____________________________________________________________
              (Name, Address and Telephone Number of Person Authorized
                       to Receive Notices and Communications)

                                  January 14, 1996
             ____________________________________________________________
                           (Date of Event which Requires
                             Filing of this Statement)

              If the filing person has previously filed a statement on
              Schedule 13G to report the acquisition which is the
              subject of this Statement because of Rule 13d-1(b)(3) or
              (4), check the following:               ( )

             Check the following box if a fee is being paid with this
             Statement:                               ( )

                                    SCHEDULE 13D


        CUSIP No. 032015 10 9
        _________________________________________________________________
        (1)  NAMES OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             BANK HAPOALIM B.M.
        _________________________________________________________________
        (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                              (a)  ( )
                                                              (b)  ( )
        _________________________________________________________________
        (3)  SEC USE ONLY

        _________________________________________________________________
        (4)  SOURCE OF FUNDS

        _________________________________________________________________
        (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

        __________________________________________________________________
        (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
             ISRAEL
        _________________________________________________________________
                                        (7)  SOLE VOTING POWER
              NUMBER OF                      10,500,991
               SHARES                 ___________________________________
            BENEFICIALLY                (8)  SHARED VOTING POWER
              OWNED BY
                EACH                  ___________________________________
              REPORTING                 (9)  SOLE DISPOSITIVE POWER
               PERSON                        10,500,991
                WITH                  ___________________________________
                                       (10)  SHARED DISPOSITIVE POWER

        _________________________________________________________________
        (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,500,991
        _________________________________________________________________
        (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
             SHARES                                      (  )

        _________________________________________________________________
        (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             50.4%
        _________________________________________________________________
        (14) TYPE OF REPORTING PERSON
             BK
        _________________________________________________________________

             This Amendment No. 28 to the Schedule 13D, which was originally filed with the Securities and Exchange Commission on December 7, 1978 as thereafter amended by amendments numbers 1 through 27 thereto (the "Schedule 13D") by Bank Hapoalim B.M. (the "Bank"), relating to the shares of Class A Stock ("Class A Stock") of Ampal-American Israel Corporation, a New York corporation ("Ampal"), hereby amends and supplements Item 4 of the
   Schedule 13D.

   Item 4.  Purpose of Transaction

             As previously disclosed by Ampal, The Bank is required under Israeli law to reduce its holdings in Ampal to 25% by December 31, 1996.

             Consistent with this requirement, the Bank has requested certain parties to make proposals to acquire a portion of the Bank's holdings in Ampal. It is contemplated that the Bank will propose a modification to the terms of Ampal's shares of common stock, par value $1 per share (the "Common Stock"), all of which are owned by the Bank, pursuant to which the rights of the Common Stock will be equalized with those of the shares of Class A Stock and the Bank will be compensated for the reduction in its voting rights which would result from this modification.

                                    SIGNATURE

             After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                            BANK HAPOALIM B.M.

                            By:    /s/ Yacov Elinav
                                 Name:     Yacov Elinav
                                 Title:    Senior Deputy Managing Director

                            By:    /s/ Nurit Raviv
                                 Name:     Nurit Raviv
                                 Title:    Advocate

   Dated: January 14, 1996